UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ADTRAN, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2019 ANNUAL MEETING

AND

PROXY STATEMENT

Corporate Office	U.S. Mail	Toll-Free: 1 800 9ADTRAN
901 Explorer Blvd.	P.O. Box 140000	Telephone: 256 963.8000
Huntsville, AL 35806	Huntsville, AL 35814-4000	http://www.adtran.com

April 3, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of ADTRAN, Inc. to be held at ADTRAN’s headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on Wednesday, May 8, 2019, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor.

The attached Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted at the meeting. During the meeting, we also will report on ADTRAN’s operations during the past year and our plans for the future. Our directors and officers, as well as representatives from our independent registered public accounting firm, PricewaterhouseCoopers LLP, will be present to respond to appropriate questions from stockholders.

Please mark, date, sign and return your proxy card in the enclosed envelope, or vote by telephone or over the Internet as directed on the enclosed proxy card, at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

For ease of voting, stockholders are encouraged to vote using the Internet. If you would like to reduce the costs incurred by ADTRAN, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically. To sign up for electronic delivery, please vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Sincerely,

THOMAS R. STANTON
Chairman of the Board

ADTRAN, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, ALABAMA 35806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2019

NOTICE HEREBY IS GIVEN that the 2019 Annual Meeting of Stockholders of ADTRAN, Inc. will be held at ADTRAN’s headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Wednesday, May 8, 2019, at 10:30 a.m., local time, for the purposes of considering and voting upon:

1.	A proposal to elect seven directors to serve until the 2020 Annual Meeting of Stockholders;

2.	An advisory proposal with respect to compensation of officers. The proposal is to consider and vote on the following:

“RESOLVED, that the stockholders approve the overall executive compensation policies and procedures employed by the Company as well as the compensation of the named executive officers, all as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation in this Proxy Statement.”

3.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN, Inc. for the fiscal year ending December 31, 2019; and

4.

Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 11, 2019, are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors.

MICHAEL FOLIANO
Senior Vice President of Finance, Chief Financial Officer
and Corporate Secretary

Huntsville, Alabama

April 3, 2019

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 8, 2019:

This Notice, the Proxy Statement and the 2018 Annual Report to Stockholders of ADTRAN, Inc. are

available at www.proxyvote.com.

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND VOTE BY TELEPHONE OR OVER THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

ADTRAN, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, ALABAMA 35806

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2019

We are providing this Proxy Statement to the stockholders of ADTRAN, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2019 Annual Meeting of Stockholders and at any adjournments of that meeting. The Annual Meeting will be held at ADTRAN’s headquarters, 901 Explorer Boulevard, Huntsville, Alabama, on Wednesday, May 8, 2019, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor. When used in this Proxy Statement, the terms “we,” “us,” “our” and “ADTRAN” refer to ADTRAN, Inc.

The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is April 3, 2019.

This Proxy Statement, the attached Notice of Annual Meeting and our 2018 Annual Report to Stockholders are available at www.proxyvote.com.

VOTING

General

The securities that can be voted at the Annual Meeting consist of our common stock, $0.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is March 11, 2019. On the record date, 47,777,043 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, we will use the proposal receiving the greatest number of all votes “for” or “against” and abstentions, including instructions to withhold authority to vote.

In voting with regard to Proposal 1, the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by the Bylaws of the Company and is a majority of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote for the nominees and, therefore, will have the same legal effect as voting against the proposal.

In voting with regard to Proposal 2, an advisory vote to approve the Company’s executive compensation, stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. As the vote is advisory only and not binding, there is no required vote. In determining the results of the vote, however, abstentions will have the same legal effect as voting against the proposal.

In voting with regard to Proposal 3, the ratification of the appointment of the independent registered public accounting firm, stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve of Proposal 3 is governed by Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote on the proposals at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote for the proposal and, therefore, will have the same legal effect as voting against the proposal.

Under the rules of the national stock exchanges that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered “discretionary” proposals under the rules of the exchanges. These votes by brokers are considered as votes cast in determining the outcome of any discretionary proposal. We believe that Proposal 3 is discretionary. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have the discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting, but “broker non-votes” are not considered as votes cast in determining the outcome of any non-discretionary proposal. We believe Proposals 1 and 2 are non-discretionary.

As of March 11, 2019, the record date for the Annual Meeting, our directors and executive officers beneficially owned or controlled approximately 1,202,311 shares of our common stock, constituting approximately 2.52 % of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of each of the proposals.

Proxies

You should specify your choices with regard to each of the proposals (1) by telephone as directed on the enclosed proxy card, (2) over the Internet as directed on the enclosed proxy card, or (3) on the enclosed proxy card by signing, dating and returning it in the accompanying postage-paid envelope. All properly executed proxy cards delivered by stockholders to ADTRAN in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” approval of a stockholder advisory vote on executive compensation and “FOR” the ratification of the appointment of the independent registered public accounting firm. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment.

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

•

giving written notice to Michael Foliano, Secretary of ADTRAN, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery);

•	executing and delivering to Mr. Foliano a proxy card bearing a later date;

•	voting again prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting, as directed on the enclosed proxy card; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the national stock exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges, as employed by the beneficial owner’s brokerage firm.

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We have hired Georgeson Inc. to assist in the solicitation of proxies from stockholders at a fee of approximately $9,000 plus reasonable out-of-pocket expenses. We will pay all expenses incurred in connection with the solicitation of proxies. We may also request that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of shares held of record by them. We will also reimburse such brokerage firms and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 11, 2019, by (1) each of our directors and director emeritus, (2) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown except as otherwise noted.

	Common Stock Beneficially Owned (1) (2)
Name and Relationship to Company	Number of Shares	Percent of Class
Thomas R. Stanton Chairman of the Board, Chief Executive Officer and Director	641,941	1.35%
Roger D. Shannon Senior Vice President of Treasury and Corporate Development	28,201	*
Michael Foliano Senior Vice President, Chief Financial Officer and Corporate Secretary	127,577	*
James D. Wilson, Jr. Senior Vice President – Technology and Strategy	124,603	*
Eduard Scheiterer Senior Vice President – Research and Development	46,838	*
H. Fenwick Huss Director, Lead Director	33,187	*
William L. Marks (**) Director	58,187	*
Gregory J. McCray Director	7,041	*
Anthony J. Melone Director	11,084	*
Balan Nair Director	36,187	*
Roy J. Nichols Director Emeritus	57,132	*
Jacqueline H. Rice Director	11,083	*
Kathryn A. Walker Director	19,250	*
All directors, director emeritus and executive officers as a group (13 persons)	1,202,311	2.52%

*	Represents less than one percent of the outstanding shares of our common stock.
**	William L. Marks is not standing for re-election.

(1)

Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission (“SEC”) regulations and includes shares of our common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of March 11, 2019 as follows: Mr. Stanton – 541,186 shares; Mr. Shannon – 22,500; Mr. Foliano – 123,631 shares; Mr. Wilson – 117,566 shares; Mr. Scheiterer – 43,430 shares; Mr. Nichols – 5,000 shares; Mr. Marks – 5,000 shares; Dr. Huss – 5,000 shares; Mr. Nair – 5,000 shares; and all directors and executive officers as a group – 868,313 shares. The shares included in the table above, do not include shares of our common stock that may be issued upon distribution of stock awards that were deferred pursuant to the Company’s Deferred Compensation Plan, which the individual becomes entitled to upon separation of service from ADTRAN, but which shares are actually payable on the first day of the month following the six month anniversary of the participant’s separation from service from ADTRAN, as follows: Mr. Stanton – 93,385 shares; Mr. Foliano – 16,410 shares; Mr. Wilson – 15,699 shares; and all directors and executive officers as a group – 125,494 shares. Additionally, unvested shares of restricted stock awarded to our directors do not entitle the holder to exercise any voting or other stockholder rights with respect to such shares. Accordingly, the shares included in the table above do not include 8,369 shares of restricted stock awarded to each of Dr. Huss, Mr. Marks, Mr. McCray, Mr. Melone, Mr. Nair, Mr. Nichols, Ms. Rice and Ms. Walker, which do not vest within 60 days of March 11, 2019. Pursuant to SEC regulations, all shares not currently outstanding that are subject to options exercisable within 60 days, or to which an officer or director may become entitled either upon vesting of restricted stock within 60 days or under the terms of the Company’s Deferred Compensation Plan upon separation of service within 60 days are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder thereof but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.

(2)

The shares shown include: as to Mr. Foliano, 227 shares held by 401(k) plan; as to Mr. Wilson, 3,768 shares held by 401(k) plan; as to Mr. Nichols, 52,132 shares held in two trusts; Mr. Nichols disclaims beneficial ownership as to 9,917 shares owned by one of the trusts; as to Mr. Marks, 8,600 shares held in an Individual Retirement Account; as to Ms. Rice, 11,083 shares held in a trust; and as to all directors and executive officers as a group, 12,595 shares held by 401(k) plan and Individual Retirement Account, and 63,215 shares held by trusts for which an executive officer or director is a beneficiary or trustee.

The following table sets forth information regarding the beneficial ownership of our common stock as of the date indicated for each person, other than the officers or directors of ADTRAN, known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	7,294,881	15.30%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	5,206,272	10.92%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	3,543,613	7.44%
Victory Capital Management, Inc. 4900 Tiedman Road, 4th Floor Brooklyn, OH 44144	3,121,078	6.55%

(1)

The amount shown and the following information are derived from Amendment No. 10 to the Schedule 13G filed by BlackRock, Inc., reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G, BlackRock, Inc. is the beneficial owner of all of the shares and has sole voting power over 7,171,837 shares and sole dispositive power as to all of the shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the shares; however, no one person’s beneficial interest, except BlackRock Fund Advisors, in the shares is more than five percent (5%) of the total shares.

(2)

The amount shown and the following information are derived from Amendment No. 8 to the Schedule 13G filed by The Vanguard Group, reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G, the Vanguard Group, a registered investment adviser, is the beneficial owner of all of the shares, and has sole voting power over 46,756 shares, shared voting power over 24,523 shares, sole dispositive power over 5,139,370 shares, and shared dispositive power over 66,902 shares

(3)

The amount shown and the following information are derived from Amendment No. 2 to the Schedule 13G filed by Dimensional Fund Advisors LP, reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G, Dimensional Fund Advisors LP is the beneficial owner of all of the shares, and has sole voting power over 3,285,263 shares and sole dispositive power as to all of the shares. The Schedule 13G indicates various funds, for which Dimensional Fund Advisors LP acts as an investment advisor have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the shares; however, to the knowledge of Dimensional Fund Advisors LP or its subsidiaries, no one fund’s interest in the shares is more than five percent (5%) of the total shares.

(4)

The amount shown and the following information are derived from Amendment No. 2 to the Schedule 13G filed by Victory Capital Management Inc., reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G, Victory Capital Management Inc. is the beneficial owner of all of the shares and has sole voting power over 3,052,903 shares and sole dispositive power as to 3,121,078 shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares; however, no one person’s interest in the shares is more than five percent (5%) of the total shares, except the Victory Sycamore Small Company Opportunity Fund, an investment company registered under the Investment Company Act of 1940, which has an interest of 5.44% of the class.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

The Board of Directors currently consists of eight members. Also, Roy J. Nichols, who was a Board member until his resignation in August 2016, currently serves as a director emeritus of ADTRAN. Each of Thomas R. Stanton, H. Fenwick Huss, William L. Marks, Anthony J. Melone, Balan Nair, Jacqueline H. Rice and Kathryn A. Walker were elected at the 2018 Annual Meeting.

The Board of Directors has nominated Thomas R. Stanton, H. Fenwick Huss, Gregory J. McCray, Anthony J. Melone, Balan Nair, Jacqueline H. Rice and Kathryn A. Walker for election as directors at the 2019 Annual Meeting. If elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2020 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. There are no family relationships among the directors, director nominees or the executive officers.

Each of the nominees has consented to serve his or her term as a director if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

Our products and our success in our markets depend on our ability to stay abreast of and respond to developments in communications and information technologies. We have also grown profitably; to protect and enhance our growth and profitability, it is important for us to understand the financial environments which impact us and the risks in those environments as well as the tools of corporate finance available to us to navigate and manage those risks. We also have a significant number of employees and numerous locations. In selecting directors, we are concerned to have a diverse group of directors so that our board has an effective mix of technical, financial, operating and management experience in our directors. We have a long-standing policy of keeping our board relatively small. We also believe that our Board should be comprised predominantly of independent directors from diverse backgrounds external to the Company but should nevertheless include the insight and judgment of our senior management; seven of our eight directors are not employees. As Mr. Marks is not standing for re-election, after this meeting we will have a Board of seven directors, six of whom are not employees.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to elect Thomas R. Stanton, H. Fenwick Huss, Gregory J. McCray, Anthony J. Melone, Balan Nair, Jacqueline H. Rice and Kathryn A. Walker as directors for a one-year term expiring at the 2020 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Information Regarding Nominees for Director

Set forth below is certain information as of January 8, 2019 regarding the seven nominees for director, including their ages and principal occupations.

THOMAS R. STANTON was named ADTRAN’s Chief Executive Officer in September 2005 and named Chairman of the Board in 2007. Mr. Stanton joined ADTRAN in 1995 as Vice President of Marketing for the Carrier Networks (“CN”) Division. Since that time, he has held a number of senior management positions within the Company, including Senior Vice President and General Manager of the CN Division. Prior to joining ADTRAN, he served as Vice President of Marketing and Engineering at Transcrypt International and held several senior management positions with E. F. Johnson Company. Mr. Stanton has served on the board of directors for a number of technology companies and is a past chairman of the board for both the Federal Reserve Bank of Atlanta’s Birmingham Branch and the Telecommunications Industry Association. He currently serves on the board for both the Economic Development Partnership of Alabama and BancorpSouth. Mr. Stanton holds a Bachelor of Science degree in Computer Engineering from Auburn University. Mr. Stanton has been selected as a nominee for director because he is our Chief Executive Officer and has extensive knowledge of all facets of our Company and extensive experience in all aspects of our industry. Mr. Stanton is 54.

H. FENWICK HUSS has served as the Willem Kooyker Dean of the Zicklin School of Business at Baruch College, a senior college of The City University of New York since July 1, 2014. He is also a tenured Professor in Baruch’s Stan Ross Department of Accountancy. He previously served as Dean of the J. Mack Robinson College of Business at Georgia State University from 2004 to 2014. Prior to his appointment as Dean, Dr. Huss was Associate Dean from 1998 to 2004 and Director of the School of Accountancy at Georgia State from 1996 to 1998, and on the faculty since 1989. He also served on the faculty of the University of Maryland as an assistant professor from 1983 to 1989 and is a visiting professor at the Université Paris 1 Pantheon-Sorbonne. Dr. Huss has been a member of our Board of Directors since October 2002 and has served as our lead director since May 2015. Dr. Huss also currently serves as a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Dr. Huss has been selected as a nominee for director because he brings the point of view of academia and in particular the information and new concepts that develop in the business school environment, because he has extensive experience and knowledge of financial accounting and corporate finance and because he has management experience in the academic environment. Dr. Huss is 68.

GREGORY MCCRAY is an experienced executive with 30 years of business, marketing, sales, engineering, operations, M&A, management and international experience in the communications technology industry. Mr. McCray is the CEO of FDH, an engineering and science company that monitors, inspects, designs, and performs structural analysis for infrastructure assets utilizing wireless monitoring devices and patented non-destructive testing techniques. During his career, Mr. McCray has served in management and executive roles including CEO of Access/Google Fiber, CEO of Aero Communications Inc., which provides installation, services, and support to the communications industry; and CEO of Antenova, a developer of antennas and radio frequency modules for mobile devices; and Chairman and CEO of PipingHot Networks, which brought broadband fixed wireless access equipment to market. Other roles include Senior Vice president of customer operations at Lucent Technologies where he managed the Customer Technical Operations Group for Europe, the Middle East and Africa; and a member of the board of directors at Centurylink, Inc., the third largest network operator in America, where he was chairman of the Cyber Security & Risk Committee. Mr. McCray holds a B.S. in Computer Engineering from Iowa State University, an M.S. in Industrial & Systems Engineering from Purdue University. He has also completed executive business programs at the University of Illinois, Harvard, and INSEAD. Mr. McCray has been selected as a nominee for director because of his extensive experience as an executive and senior manager in the telecommunications and technology industries during the course of his career. Mr. McCray serves as a member of our Audit Committee. Mr. McCray is 55.

ANTHONY J. MELONE has over 32 years of experience in the telecommunications industry, including having served as Executive Vice President and Chief Technology Officer for Verizon Communications from December 2010 to April 2015. In addition, Mr. Melone served in a variety of positions with Verizon Wireless from 2000 to December 2010, including as Senior Vice President and Chief Technical Officer from 2007 to December 2010. Over his 32 year career with Verizon and its predecessor, Bell Atlantic, he also has served as Vice President of Network Operations and Staff Vice President of Network Planning and Administration. Mr. Melone also serves as a director of Crown Castle International Corp. Mr. Melone received a Bachelor of Science degree in electrical engineering from Villanova University and a Master of Science degree in engineering from the University of Pennsylvania. Mr. Melone currently serves as a member of our Audit and Nominating and Corporate Governance Committees. Mr. Melone has been selected as a nominee for director because of his extensive experience as an executive and senior manager in the telecommunications industry. Mr. Melone is 58.

BALAN NAIR is president and Chief Executive Officer of Liberty Latin America. Liberty Latin America is an integrated telecommunications company, focused on the Caribbean Islands and Latin America. Balan is an experienced and proven business executive with more than 20 years in the telecommunications industry. He has been a part of the Liberty family of companies since 2007 when he joined Liberty Global as its Senior Vice President and Chief Technology Officer. He most recently served as Executive Vice President and Chief Technology and Innovation Officer. In this role, he was responsible for overseeing Liberty Global’s worldwide network, as well as Technology and Innovation operations, including Product Development, IT, Network Operations, Mobile Operations and Global Supply Chain functions. He was also responsible for Corporate Strategy and Venture Investments. Balan was an executive officer of Liberty Global and sat on Liberty Global’s Executive Leadership Team and the Investment Committee. Before joining Liberty Global, Balan served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company. Prior to his role at AOL LLC, he spent more than 12 years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Balan has a long history of working in the telco industry, the web world and now the cable and media industry. He also sits on the boards of Charter Communications, a leading cable operator in the United States, and Liberty Latin America. He graduated from Iowa State University, with a Master of Business Administration and a Bachelor of Science in Electrical Engineering. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair currently serves as a member of our Compensation Committee. Mr. Nair has been selected as a nominee for director because he has extensive experience with the technologies that influence our industry and our markets and because he has management experience, particularly managing technical personnel. Mr. Nair is 52.

JACQUELINE H. (JACKIE) RICE is Principal of RH Associates, a global consulting firm providing legal, risk and compliance advisory services for clients across all industries and geographies. From 2014 to 2017, Ms. Rice served as Target Corporation’s EVP and chief risk and compliance officer with responsibility for enterprise and vendor risk, corporate security and corporate compliance and ethics. Prior to joining Target, she served as chief compliance officer and legal counsel for General Motors from 2013 to 2014 and before that as General Motors’ Executive Director, Global Ethics & Compliance from 2010 to 2013. Ms. Rice graduated from the University of Detroit Mercy School of Law, where she was editor-in-chief of the Law Review, and she obtained her undergraduate degree from James Madison College at Michigan State University. Ms. Rice currently serves as a member of our Audit and Compensation Committees. Ms. Rice has been selected as a nominee for director because of her legal background and her experience with compliance, ethics and risk management for large, publicly held corporations. Ms. Rice is 46.

KATHRYN A. WALKER has more than 30 years of experience in the communications industry. Since 2009, she has served as a managing director for OpenAir Equity Partners, a venture capital firm focusing on the wireless, communications and mobile Internet sectors. In addition, Ms. Walker is serving concurrently as Chief Technology Officer at Main Street Data, an agriculture data science company founded by OpenAir Equity Partners. Prior to joining OpenAir Equity Partners, Ms. Walker worked in a variety of roles at various subsidiaries of Sprint Corporation from 1985 to 2009, culminating in the position of Chief Information and Chief Network Officer at Sprint Nextel Corporation. She currently serves on the board of directors for SmartHome Ventures, on the Council of Trustees at South Dakota State University, as the President of the Board of Trustees at Missouri University of Science and Technology, and as a member of the board of directors of the Heartland Chapter of the National Association of Corporate Directors (“NACD”). Ms. Walker is an NACD Board Leadership Fellow. The NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence and leading boardroom practices. Ms. Walker demonstrates a commitment to the highest standards of exemplary board leadership by earning NACD Fellowship – The Gold Standard Director Credential – year after year. Ms. Walker currently serves as a director of ADTRAN and is a member of our Compensation and Nominating and Corporate Governance Committees. Ms. Walker has been selected as a nominee for director because she has extensive experience with the technologies that influence our industry and our markets, because of her governance expertise, and because she has management experience, particularly managing technical personnel. Ms. Walker is 59.

Information Regarding Director Emeritus

Set forth below is certain information as of January 8, 2019, regarding our director emeritus, including his age and principal occupation.

ROY J. NICHOLS founded and served as President of Nichols Research Corporation, a defense and information systems company, where he worked from 1976 until its merger with Computer Sciences Corporation in November 1999. Mr. Nichols currently serves as a director of Blue Creek Investments and the Hudson Alpha Institute of Biotechnology. Mr. Nichols currently serves as a director emeritus of ADTRAN and served as a director from 1994 to August 2016, including as our lead director from October 2006 through May 2015. Mr. Nichols has been asked to remain as a director emeritus because he has extensive experience with leadership, risk assessment, information technologies and extensive knowledge of and history with our Company. Mr. Nichols is 80.

CORPORATE GOVERNANCE

Board Structure – Independent Directors

The Nominating and Corporate Governance Committee and the Board of Directors have determined that Dr. Huss, Messrs. McCray, Melone and Nair, Ms. Rice and Ms. Walker do not have any relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with Rule 4200(a)(15) of the NASDAQ Marketplace Rules. Prior to each regularly scheduled Audit Committee meeting, these directors convene and hold a separate executive session as the independent directors of the Board. Dr. Huss, our independent lead director, presides over these meetings, coordinates the activities of the independent directors and serves as a liaison between the independent directors and our Chief Executive Officer and senior management. We believe this structure facilitates the development of a productive relationship with our Chief Executive Officer and ensures effective communication between our Chief Executive Officer and the independent directors.

Mr. Stanton is both our Chief Executive Officer and our Chairman; his predecessor, Mark Smith, one of our founders, also held both of these positions and we believe that having our Chief Executive Officer also holding the position of Chairman is important in underscoring his authority to our customers, our vendors and our employees and in our markets generally. We believe that this structure enhances our day-to-day operating effectiveness and does not undercut the benefits available to the Board of having separated these functions because we have established a lead director whose role is extensive and who in relationship to the other directors performs many of the functions that might otherwise be performed by a board chairman.

Meetings of the Board of Directors and its Committees

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2018, the Board of Directors held eight meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings, and the Nominating and Corporate Governance Committee held four meetings. All members of the Board of Directors attended at least 90% of the aggregate of meetings of the Board of Directors and of the committees of which he or she is a member. Six of the incumbent directors attended the 2018 Annual Meeting of Stockholders on May 9, 2018.

Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to: (1) the financial reports and other financial information provided by us to the public or any governmental body; (2) our compliance with legal and regulatory requirements; (3) our systems of internal controls regarding finance, accounting and legal compliance that have been established by management and the Board; (4) the qualifications and independence of our independent registered public accounting firm; (5) the performance of our internal audit function and the independent registered public accounting firm; and (6) our auditing, accounting and financial reporting processes generally. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. In connection with its responsibilities, the Board has delegated to the Audit Committee the authority to select and hire our independent registered public accounting firm and determine their fees and retention terms. The Audit Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Audit Committee has been composed of H. Fenwick Huss, William L. Marks, Gregory J. McCray, Anthony J. Melone and Jacqueline H. Rice, each of whom is independent under NASDAQ listing standards. Mr. Marks has been the Chair of the Audit Committee. The Board has determined that Dr. Huss is an audit committee financial expert. Following this stockholders’ meeting, Dr. Huss will become the Chair of the Audit Committee.

Compensation Committee

The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and assisting the Board in discharging its responsibilities regarding the compensation of our other executive officers. Also, the Compensation Committee is responsible for administering our 2015 Employee Stock Incentive Plan, our 2010 Directors Stock Plan, our Variable Incentive Compensation Plan and our Deferred Compensation Plan. The Compensation Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Compensation Committee is composed of H. Fenwick Huss, Balan Nair, Jacqueline H. Rice and Kathryn A. Walker, each of whom is independent under NASDAQ listing standards. Mr. Nair has been the Chair of the Compensation Committee. Following this stockholders’ meeting, Ms. Walker will become the Chair of the Compensation Committee.

Compensation Committee Process

Under our Compensation Committee’s charter, the Committee has the power and duty to discharge our Board’s responsibilities related to compensation of our executive officers, within guidelines established by the Board. Generally, the Compensation Committee reviews and approves all compensation, including base salary, annual incentive awards and equity awards, for the Chief Executive Officer and our other officers. The Compensation Committee also makes recommendations to the Board regarding our incentive compensation plans and equity plans and approves equity grants. The Committee has the authority to review and approve annual performance goals and objectives for our Chief Executive Officer and to set his compensation based on an evaluation of his performance conducted by the Board under the direction of the lead director. The Committee is also responsible for reviewing and approving executive officers’ compensation and establishing performance goals related to their compensation.

Our Compensation Committee generally receives proposals and information from our Chief Executive Officer for its consideration regarding executive and director compensation. Our Chief Executive Officer makes recommendations regarding salary increases, annual cash incentives and equity awards for all of our executive officers other than himself. The Committee oversees our benefit plans and evaluates any proposed new retirement or executive benefit plans. The Committee also advises the Board on trends in compensation programs for non-employee directors. The Compensation Committee has the authority to delegate its duties to subcommittees, but to date has not done so.

In fulfilling its fiduciary duties pertaining to the Company’s employee retirement benefit plans, the Committee considers the information and advice it receives from a committee of Company personnel it established, chaired by the Chief Financial Officer, which reviews and monitors the performance of retirement plan investments and assets, the performance and fees of the Company’s retirement plan custodians and administrators, and considers the recommendations of third party registered fiduciary advisors of our benefits plans, a process which includes periodic meetings with these third parties. In accordance with Delaware law, in November 2018, the Compensation Committee also delegated to the Chief Executive Officer the authority to approve individual restricted stock unit awards to employees of ADTRAN other than himself, subject to a maximum aggregate limit of this authority of 473,734 restricted stock units and pre-approved terms and conditions.

At the beginning of each calendar year, our Compensation Committee reviews the results of the variable incentive cash compensation program from the prior year and approves any payouts thereunder, establishes the performance goals for the current year, considers and establishes any other incentive compensation programs and the goals of such programs as well as the standards for measuring achievement of those goals, approves any increases in executive salaries or other compensation, recommends plan changes, if any, for submission to our stockholders at the annual meeting, and approves the Compensation Committee’s report for our proxy statement. Mid-year, the Compensation Committee generally reviews our compensation programs and makes recommendations to the Board regarding outside director compensation and, as necessary throughout the year, approves any equity awards and/or compensation for newly hired or promoted executives. Our Compensation Committee generally meets in the latter part of each calendar year to determine and approve annual equity awards.

Our Compensation Committee has the authority to retain and terminate any outside advisors, such as compensation consultants. The Committee has not historically employed compensation consultants to assist it in designing our compensation programs. The Committee has, however, periodically engaged Willis Towers Watson, as an independent compensation consultant, to provide information and analysis of our executive compensation in the context of the telecom industry and our peer companies in the industry and to present this information with possible modifications to our compensation of executives and directors for the Committee’s consideration. The Committee engaged Willis Towers Watson in 2016 to evaluate the competitiveness of the base salaries, annual bonuses and long-term incentives awarded to the Company’s executive officers, to provide competitive market data on new compensation arrangements and to evaluate the continued appropriateness of existing arrangements. The results of this consultation, in combination with our own research and analysis, were a part of the process the Compensation Committee undertook in determining the compensation packages (including the grants of incentive awards in 2016, 2017 and 2018, as well as the finalization of the Variable Incentive Cash Compensation awards for 2016, 2017 and 2018) of our executives and directors). In 2018, the Committee again utilized the services of Willis Towers Watson to evaluate the competitiveness of its executive compensation programs and practices, In November 2018, the consultant delivered the results of this evaluation. See “Executive Compensation – Compensation Discussion and Analysis – Executive Summary.”

Compensation Committee Interlocks and Insider Participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting the Board in identifying and attracting highly qualified individuals to serve as directors of ADTRAN, selecting director nominees and recommending them to the Board for election at annual meetings of stockholders. The Nominating and Corporate Governance Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Nominating and Corporate Governance Committee has been composed of H. Fenwick Huss, William L. Marks, Anthony J. Melone, Balan Nair and Kathryn A. Walker, each of whom is independent under NASDAQ listing standards. Ms. Walker has been Chair of the Nominating and Corporate Governance Committee. Following this stockholders’ meeting, Jacqueline H. Rice will become the Chair of the Nominating and Corporate Governance Committee.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee seeks to create a Board that as a whole is strong in its collective knowledge of, and has a diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and ADTRAN at that time given the then current mix of director attributes.

In accordance with NASDAQ listing standards, we ensure that at least a majority of our Board is independent under the NASDAQ definition of independence and that the members of the Board as a group maintain the requisite qualifications under NASDAQ listing standards for populating the Audit, Compensation and Nominating and Corporate Governance Committees. The Board has adopted Corporate Governance Principles that set forth the principles that guide us and the Board on matters of corporate governance. The Corporate Governance Principles are posted on our website at www.adtran.com.

As provided in its charter, the Nominating and Corporate Governance Committee will consider nominations submitted by stockholders. To recommend a nominee, a stockholder should write to the Nominating and Corporate Governance Committee, care of Michael Foliano, Secretary of ADTRAN, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery). Any recommendation must include:

•	the name and address of the candidate;

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a brief biographical description, including his or her occupation for at least the last ten years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to be named in the proxy statement if nominated and to serve as a director if elected.

To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in our proxy statement for the 2020 Annual Meeting, stockholder recommendations for director must be received by us no later than December 4, 2019. Once we receive the recommendation, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Committee.

All of the current nominees for director recommended by the Board for election by the stockholders at the 2019 Annual Meeting are current members of the Board. In evaluating candidates for director, the Committee uses the qualifications described above and evaluates stockholder candidates in the same manner as candidates from all other sources. Based on the Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and his or her prior performance as a director, the Committee determined to recommend each incumbent director for re-election, other than Mr. Marks, who is not standing for re-election. The Committee has not received any nominations from stockholders for the 2019 Annual Meeting.

Communications with the Board of Directors

The Board has established a process for stockholders to communicate with members of the Board. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, as well as any issues arising under our Code of Conduct and Ethics or other matters that you wish to communicate to ADTRAN’s Audit Committee or Board of Directors, you can reach the ADTRAN Board of Directors through our Corporate Governance Hotline online at https://www.redflagreporting.com (Client Code: ADTRAN) or via phone to Red Flag Reporting at 1.888.723.8726 (1.888.7ADTRAN). Information about the Corporate Governance Hotline can be found on our website at www.adtran.com under the links “Investor Relations – Corporate Governance”.

PROPOSAL 2 - ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

Advisory Vote on Executive Compensation

We believe that our compensation policies and procedures, which include the pay for performance components that are described in this Proxy Statement, are strongly aligned with the long-term interests of our stockholders. This advisory Stockholder resolution is commonly known as “Say-on-Pay.” The Board has determined to present this resolution for consideration annually. This resolution is included to provide stockholders the opportunity to endorse or not endorse our executive pay program and policies, and the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, through the following advisory proposal:

“RESOLVED, that the stockholders approve the overall executive compensation policies and procedures employed by the Company as well as the compensation of the named executive officers, all as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board or the Compensation Committee.

The Board of Directors unanimously recommends a vote “For” approval of the “Say-on-Pay” proposal.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview and Philosophy

The goals of our executive compensation program are to:

•	provide competitive compensation that will help attract, retain and reward qualified executive management, with a focus on talent from within the telecommunications industry;

•	align management’s interests with our success by making a portion of our executive management’s compensation dependent upon ADTRAN’s short-term and long-term performance; and

•	align our executive management’s interests with the interests of stockholders by including long-term equity incentives as a significant component of executive compensation.

We design our executive compensation packages in a manner to help us achieve these goals. More specifically, in any given year we evaluate the compensation packages in the context of a number of goals:

•	to motivate officers;

•	to encourage officers to deliver strong performance results in the compensation year under consideration;

•	to build the necessary foundation for the realization of our strategic initiatives within the immediate, near and long-term time frames our directors and management have developed;

•	to use equity compensation to align the interests of management with those of stockholders;

•	to retain strong executives;

•	to consider the performance of the Company in prior periods;

•	to consider the performance of the industry, and, more particularly, of our competitors in those periods;

•	to consider the extent to which strategic initiatives have been executed and to compare that progress to our expectations; and

•	to consider Total Stockholder Return (“TSR”), particularly as relative to peer companies, over rolling periods.

We also maintain a positive working environment that provides intangible benefits to our executives and encourages longevity. Combining compensation with a desirable working environment allows us to maintain a compensation program that generally provides overall compensation to our executive officers that is approximately at the median when compared to companies with which we compete for talent, but still remains competitive with those companies.

Each year we consider the messages we receive from our stockholders regarding our compensation packages, principles and process, including the annual votes on Say on Pay. At the 2018 annual meeting, over 98.21% of the votes cast voted to approve the Company’s executive compensation policies and the compensation of the Company’s named executive officers. Since 2011, all Say on Pay votes have been favorable, by percentages ranging from 96.28% to 99.48%. We believe that the strong stockholder vote results in the past indicate that stockholders are supportive of the Company’s executive compensation programs.

The Compensation Committee of the Board of Directors oversees our executive compensation program.

2018 Compensation

Our compensation packages are comprised of base salary and incentive opportunities, which can be both annual and long-term and paid in cash or equity. We use a mix of these incentive programs to align management interests with stockholder interests. In designing incentive compensation packages, we use performance measures related to company financial goals as well as the Company’s TSR, all with the goal of increasing stockholder return. We use TSR in comparison with the companies comprising the NASDAQ Telecommunications Index. We also individualize certain performance measures for individual executives.

Specific considerations in the Committee’s process in setting 2018 executive compensation included the following:

•	The present stage of the Company in executing the initiatives for growth in its strategic plan, in both domestic and international markets.

•	The expectations for growth in those several initiatives.

•	The current status of the products and services necessary to accomplish those initiatives.

•	The prospect for the continued impact of the postponement of product rollout by the Tier 1 domestic customer as a result of its merger integration program.

•	The present position of the Company’s financial performance compared to its competitors and to the Company’s desired position.

•	The data available to the Committee about executive compensation packages at its peer competitors in the industry.

Executive compensation for 2018 was comprised of Base Compensation, Variable Incentive Cash Compensation (“VICC”), and Long Term Incentive Awards, and reflects a number of considerations and factors:

•	Base Compensation

•	In January 2018, the Compensation Committee, taking into account the considerations described below, recommended increases of up to 3% in the base salaries for the named executive officers.

•	Annual Variable Incentive Cash Compensation Awards

•	The annual incentive compensation program (the “VICC”) is intended to be a critical motivating component of each particular officer’s compensation package.

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Executives received awards under our VICC program in each of 2016 and 2017 based on the Company’s meeting the financial performance measures set by the Compensation Committee for those years. No VICC was earned in 2018 other than that earned by Mr. Foliano, which was earned only with respect to the personal goals portion of his bonus opportunity.

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The VICC programs established by the Compensation Committee in the first quarter of 2018 were designed to achieve goals for company adjusted EBIT (defined as the Company’s earnings before interest and tax, determined based on the Company’s audited financial results, and adjusted to remove any restructuring expenses, stock-based compensation and acquisition-related expenses, amortization and adjustments) and company revenue (collectively, the “Company Performance Measures”), which we believe lead to greater stockholder returns. The participants could earn VICC under the Company Performance Measures if company adjusted EBIT or company revenue met stated net thresholds identified in the VICC program. If the minimum threshold for either of the Company Performance Measures was achieved, the officer could earn VICC for that Company Performance Measure. Each measure comprised 50% of the total Company Performance Measures portion of the VICC opportunity. Additionally, the participants other than Mr. Stanton and Mr. Shannon could earn up to twenty-five percent of their target VICC through achievement of personal goal elements approved by our CEO, Mr. Stanton, during the first 90 days of the year based on opportunities where the participants could directly influence the Company’s financial performance. Mr. Stanton’s and Mr. Shannon’s VICC opportunities were based entirely on the achievement of the Company Performance Measures discussed above. In no event could any executive receive more than 2 times the target payout of each Company Performance Measure and, therefore, not more than 200% of their target VICC in any combination of VICC awards for all categories, including any personal goals. To summarize, the 2018 VICC program for each officer was tied to performance measures based on company adjusted EBIT and company revenue. For each officer, 50% of the possible award was for company adjusted EBIT and 50% for company revenue. Target VICC awards are stated as a percentage of base salary and the maximum total VICC award was 200% of each participant’s target award. For Messrs. Stanton and Shannon, the possible award was based entirely upon the two Company Performance Measures. For Messrs. Wilson, Foliano and Scheiterer, the Company Performance Measures accounted for 75% of their target VICC award, and their individual personal goals accounted for 25% of their target VICC.

•	Long-Term Incentive Awards

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Utilizing the work the Committee had done with the 2016 Willis Towers Watson evaluation, the Committee gathered market data from industry and peers that supported an increase in the long-term incentive program to make sure that equity compensation for our executives is aligned with the market.

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The Committee, with input from the compensation consultants, positioned the long-term incentive compensation components of our executive compensation packages as 50% performance-based equity awards and 50% time-based (“RSU”) equity awards. Each long-term equity incentive component was set as a specific percentage of the particular executive’s base salary.

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We use TSR as the metric against which our long-term, performance-based equity awards are measured. The program allows executives to earn performance equity awards based upon our three-year TSR performance against an industry peer group (the “NASDAQ Telecommunications Index”). The target number of shares are awarded to executives in November of each year, but shares vest only on the three-year anniversary of the grant. The program adds an additional element of rigor to our overall executive compensation program as the ultimate award is dependent on our performance as well as that of the industry and the peer group over the three-year period. Achievement of the target share awards is based on a 50th percentile ranking versus the peer companies comprising the NASDAQ Telecommunications Index. In November 2016, the yield from the 2013 grant was 102.72%; in November 2017, the yield from the 2014 grant was 130.28%; and in November 2018, the yield from the 2015 grant was 53.64%. In each case the yield was based on the Company’s relative ranking in the peer index.

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The Compensation Committee also determined in 2016 that annual equity awards to our executive officers should include RSUs that would vest over a period of time. The Compensation Committee believes that RSU awards are an especially valuable tool in linking the personal interests of executives to those of our stockholders, because, with an RSU, the officer receives assurance of some value from the time of grant and the value increase experienced is the same as that of stockholders. Prior to 2016, we granted stock options, which vested over time.

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In addition to the annual long-term incentive awards typically awarded in November of each year, the Compensation Committee also made a grant of performance shares in January 2017 (the “Overlay Plan”) in connection with the Company’s long-term strategic plan. The Overlay Plan performance shares would vest only after a three-year performance period and only if the compounded annual growth rate (“CAGR”) of the Company’s Adjusted EBIT (defined as the Company’s earnings before interest and tax, determined based on the Company’s audited financial results, and adjusted to remove any restructuring expenses, stock-based compensation and acquisition-related expenses, amortization and adjustments) meets certain thresholds as discussed further below (“Three-Year Award”). Under this program, no performance shares are earned unless, at the end of the third year, a minimum threshold of CAGR has been attained. We believe use of a plan like the Overlay Plan is particularly valuable for us and for our stockholders because of the strength of the alignment it provides between incentive to executives and increases in stockholder value. The addition of such a plan strengthens our executive compensation programs so that they are competitive with the median of our peer group, which is our goal. Also, and as—if not more—importantly, it strongly aligns the executives’ interests with those of stockholders: the executive receives compensation only, if at all, at the end of the third year, but because the performance measure is a compound annual growth rate, stockholders receive the benefit of the growth rate in each of the three years, whether or not the Company ultimately attains the threshold amount at the end of the third year, which then would entitle the executives to receive the compensatory award. The Compensation Committee determined that if the performance measures set for the Overlay Plan performance share grants were met, then the Company would have provided significant value to its stockholders, thereby aligning the executives’ performance with stockholder return. At this time, however, the Company does not anticipate making any payments pursuant to the Overlay Plan.

Total compensation levels for 2018 were also set with consideration of market information obtained from the 2016 comprehensive review of our executive compensation program, as updated, as well as considerations for the individual executives.

Compensation Market Evaluation

In 2016, the Compensation Committee, with the assistance of Willis Towers Watson, undertook a comprehensive review of our executive compensation program to further align our program design with the best market practices. With the level of success achieved to-date of our strategic initiatives, both domestically and internationally, the Committee also wanted to ensure that our compensation levels remained competitive and aligned with the peer group median to ensure continuity of the executive team. The executive packages developed for 2018 put an emphasis on “at risk” compensation based on achievement of preset performance hurdles and included the components described below and in more detail in the discussion of Executive Compensation which follows:

•	a long-term incentive program expressed in RSUs and Performance Shares with a 50/50 split between time-vesting awards and performance-based equity awards to align with best market practices;

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an annual cash incentive compensation program with performance measures reflecting expectations of financial results with proportionate increases in compensation if performance measures were exceeded but capped to avoid excessive payouts; and

•	modest increases in base salary.

In November 2018, the Committee received a further evaluation of company compensation practices and a comparison to the industry. Using this and other information, the Committee concluded that it should continue using the mix of incentive programs reflected in the 2016, 2017 and 2018 programs. The Committee believed the resulting packages would properly align our executives’ expectations and incentives with stockholder return. The Committee also believed that the changes in the executive compensation packages were necessary to bring the Company’s executive compensation (in particular that of the CEO) in line with median industry, peer and competitor groups when compared to companies with which we compete for talent. The 2018 study received from Willis Towers Watson reiterated the 2016 observation that including a three-year program like that of the Overlay Plan at regular three-year intervals in our overall executive compensation program will permit the Company to bring its program up to the median level among its peer group companies, which is the Company’s goal.

Considerations for Individuals

The Compensation Committee also focuses on establishing and maintaining a compensation structure that is internally consistent and provides appropriate compensation for our executives in relation to one another. Consequently, the Compensation Committee does not focus on any particular benchmark to set executive compensation. Instead, we believe that a successful compensation program requires the application of judgment and subjective determinations based on the consideration of a number of factors. These factors include the following:

•	the scope and strategic impact of the executive officer’s responsibilities, including the importance of the job function to our business;

•	our past financial performance and future expectations;

•	the performance and experience of each individual;

•	past salary levels of each individual and of the officers as a group;

•	each individual’s unique capabilities and/or skill set;

•	the need to provide motivation to officers that is in alignment with stockholder interests, both short and long-term; and

•	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer.

The Compensation Committee does not assign relative weights or rankings to these factors. Our allocation of compensation between cash and equity awards, our two principal forms of compensation, is based upon our historical practice and our evaluation of the cost of equity awards, as discussed in more detail below. An important part of this evaluation is the Committee’s consideration of the goals of the several initiatives undertaken in the execution of the company’s business plan and the progress made in achieving those goals at the time of setting base compensation and performance targets for executive compensation packages.

Our Chief Executive Officer works closely with the Compensation Committee to maintain an open dialogue regarding the Compensation Committee’s goals, progress towards achievement of those goals and expectations for future performance. The Chief Executive Officer updates the Compensation Committee regularly on results and on compensation issues. Our Chief Executive Officer also provides the Compensation Committee, and in particular, the Committee Chair, with recommendations regarding compensation for our executive officers other than himself. In part because the Chief Executive Officer works closely with the Compensation Committee and its several members throughout the year, the Compensation Committee is in a position to evaluate his performance and make its own determinations regarding appropriate levels of compensation for the Chief Executive Officer.

Discussion of Financial Results and Operating Activities Considered in Setting Compensation

Aligning executive compensation with stockholder interests is a primary consideration in determining our executive compensation program. We believe that Company performance and stockholder returns are important factors to consider when making executive compensation decisions. We use TSR, measured over rolling three-year periods relative to a broad-based industry peer group, to determine our performance-based equity compensation. Additionally, we believe that achievement of performance measurement targets used in our annual incentive compensation programs leads to positive stockholder returns. Below are some of the key aspects of financial and operating performance considered by the Compensation Committee in 2018.

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While TSR was not positive in 2018, as we continued to experience the impact of merger integration at our largest domestic Tier 1 customer in late 2017, throughout 2018, we continued to attain measurable increases in many aspects of our domestic and international business, increases which strengthened throughout the year. Fourth quarter revenues were up 10% over the same period in 2017. Access and Aggregation products were up 9% in the fourth quarter over the prior quarter and up 27% over the fourth quarter in 2017. In 2018, International revenue was up 15% in the fourth quarter over the third quarter of 2018 and up 101% in the fourth quarter, 2018 over the same period in 2017. Latin American and Asia Pacific Tier 1 business increased and European business continued strong. Our domestic business expanded in several areas: Connect America Fund product revenue was up 24% in 2018 and broadband access product showed a 44% year-over-year growth from cable MSO service provider customers.

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We achieved the second highest revenue in company history in 2017 at $667 million, up approximately 5% over 2016, and our Operating Income grew 8% over 2016. In 2017, our full year TSR (-12.0%) was not positive due primarily to merger and acquisition activity at our largest domestic Tier 1 North American customer, which had resulted in our fourth quarter and full year falling short of expectations and severely impacting TSR throughout 2018. Despite this, our TSR had remained positive throughout 2017 until near the end of the fourth quarter, and we believe the negative impact near the end of the fourth quarter and throughout 2018 reflects these unique circumstances described above and not any diminished incentive or effort by the executives participating in the programs.

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The Company’s 2016 TSR of 32.25% significantly outpaced the TSR of the NASDAQ Telecommunications Index peer group (13.82%). Driven by accelerating demand for broadband speed and access in the U.S. and around the world, strategic initiatives initiated by the Company to expand our product offerings, and cost containment efforts, our 2016 revenues were up 6% from the previous year, and our operating profit grew 158% over 2015. Our domestic business was up almost 20% over 2015, as our U.S. customers’ spending continued to accelerate as a result of an increase in demand for our higher-speed solutions and a record performance by our services team. We shipped over 10 million vectoring capable ports in 2016, making that the fastest growing product in company history and by the end of 2018, this number had grown to 20 million. In addition, we experienced a resurgence in our international business in the second half of the year, and we carried that positive momentum into 2017 and throughout 2018.

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During 2018, we continued to expand and strengthen our broad portfolio of flexible software and hardware network solutions and services that enable our service provider customers to meet current service demands and transition to the fully converged, scalable, highly automated, cloud-control voice, data, internet and video network of the future.

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As a part of this expansion, we completed two strategic acquisitions in 2018, which provided us with new opportunities in the cable MSO market in one case and in the other completed our cloud-to-customer portfolio of virtualized management data analytics, Wi-Fi-enabled residential gateways and software platforms.

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During 2018, we experienced an expansion of our revenues from much of the customer base and brought to fruition our participation in a number of large customer projects, which in some cases have begun to produce some revenues and in all cases represent a possibility of significant revenue in the future. These include next-generation PON projects with service providers, both domestically and internationally, the deployment of a large project in the APAC region, a significant network upgrade by a Tier 1 European customer, as well as continued expansion and opportunities for our EPON products to two of the top North American cable MSO operators.

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In the years immediately prior to 2016, the Company’s TSR had not compared favorably to the NASDAQ peer index due to decreased investment in broadband access by our customers and unfavorable foreign exchange rates. However, the Company had in those years initiated and advanced several strategic initiatives of further extending our product portfolio and customer base, of expanding services offerings and of realigning operating and reporting structures to reduce operating expenses and to more efficiently deploy our research and development resources. The Company had positive operating results in those years prior to 2016 and, as a result of the efforts described above, was well-positioned competitively for the future. We believe these strategic initiatives, as developed and implemented since they were initiated, have contributed significantly to our ability to compete advantageously in the present conditions in our markets. Our broadband products built to develop and support 10G bandwidth are already being deployed in Tier 1 networks in North America, Europe, Australia and the Middle East, and are being sold by carriers of all sizes. Our products are increasingly deployed by cable MSO service providers. We are accelerating the industry’s transition to open, programmable, scalable and secure networks. The ADTRAN Mosaic Software-Defined Access architecture combines modern web-scale technologies with open-source platforms to facilitate rapid innovation in multi-technology, multi-vendor environments. The Mosaic cloud platform and Mosaic OS, combined with programmable network elements, provide operators with a highly agile, open-services architecture. This allows operators to better compete with web-scale companies by reducing the time and cost to on-board new services, technologies and supply partners as they strive to reduce operational costs while creating and deploying differentiated product offerings.

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We believe the continuing effect of these strategic initiatives, in combination with market share gains and improving environment, should lead to total stockholder return performance improvement in the future. Further, we believe our executive compensation programs provide significant incentive to our management to work towards long-term stockholder value creation.

Discussion of Executive Compensation Components

Our executive compensation program consists of base salary, an annual VICC program (which, if earned, is paid in cash), and long-term equity incentives in the form of both restricted stock units (“RSUs”) and performance-based restricted stock units (“Performance Shares”). In 2018, the Compensation Committee decided to allocate long-term incentive equity grants 50% in the form of RSUs that vest over four years and 50% in Performance Shares earned on the basis of a three-year performance period. Executive officers also are eligible to participate in a nonqualified deferred compensation program and in certain benefit programs that are generally available to all of our employees, such as medical insurance programs, life insurance programs and our 401(k) plan.

Base Salary

Base salaries are the most basic form of compensation and are integral to any competitive employment arrangement. At the beginning of each fiscal year, the Compensation Committee establishes an annual base salary for our executive officers as well as commission structures for our sales executives, based on recommendations made by our Chief Executive Officer. Consistent with our compensation objectives and philosophy described above, the Compensation Committee sets base salary compensation, and adjusts it when warranted, based on company financial performance, the individual’s position and responsibility within our Company and performance in that position, the importance of the executive’s position to our business, and the compensation of other executive officers of ADTRAN with comparable qualifications, experience and responsibilities. The Committee also generally takes into account its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies with which we compete for executive talent.

In January 2018, the Compensation Committee reviewed the base salaries of our executive officers, taking into account the considerations described above. Using a standard of up to 3%, the Committee approved salary increases for the named executive officers as reflected in the following table:

Named Executive Officer	2017 Base Salary	2018 Base Salary
Thomas R. Stanton	$637,364	$656,485
Roger D. Shannon	$372,300	$383,469
James D. Wilson, Jr.	$330,679	$340,600
Michael Foliano	$325,800	$335,574
Eduard Scheiterer	$291,464	$300,208

In January 2019, the Committee determined that there would be no increase in the base salaries of Mssrs. Stanton and Shannon.

Annual Cash Incentive Compensation

We provide our executives the opportunity to earn annual incentive compensation under our variable incentive cash compensation (“VICC”) program, prepared under our Variable Incentive Compensation Plan, which is designed to motivate and reward executives for their contribution to ADTRAN’s performance during the fiscal year. A significant portion of the total cash compensation that our executive officers could receive each year is paid through this program, and thus is dependent upon our corporate performance. VICC available for 2018 was determined by a formula based on designated performance measures for total company adjusted EBIT and total company revenue (the “Company Performance Measures”), as well as personal goal elements for some participants, as described in the narrative above in the Executive Summary and following the Summary Compensation Table and the Grants of Plan-Based Awards table.

We use these Company Performance Measures for our annual incentive awards because we consider them as the most appropriate drivers of stockholder value. Total company adjusted EBIT and total company revenue performance measures required the Company’s attainment of specified threshold levels for each measure for officers to receive any VICC under the Company Performance Measures portion of the VICC. The minimum thresholds were set at levels that were in themselves challenging, but the attainment of a significant amount of VICC required performance against progressively challenging performance levels which were aligned with the Company’s own internal goals. As a matter of policy, we do not disclose specific target information either for the general program or specific programs for each individual. In establishing these Company Performance Measures, the Committee considered the performance goals for prior years and the anticipated growth in geographic markets the Company had entered and in products the Company had introduced, and also considered that the pace of growth in those years had not matched expectations. The Committee further considered that the results in prior years in executing the growth in the several initiatives had been positive and had also laid the groundwork for more expansive growth. The Committee also determined that the VICC programs were a critical motivating element of each participating officer’s compensation package, as intended. In consequence, the Committee established company and personal performance goals that were designed to stimulate executives to intensify their efforts to exploit more fully the growth drivers and overcome any market or industry conditions which might impede growth and also capped the maximum payout any officer could receive under the program to avoid an excessive payout should the results significantly exceed the expectations on which the several participating officers’ programs were based. The components of the 2018 VICC program are also described above at “2018 Compensation—Annual Variable Incentive Cash Compensation Awards”.

In January 2019, the Committee considered the performance in 2018 compared to stated Company Performance Measures objectives and concluded that no payouts were earned and none would be made other than in the case of Mr. Foliano with respect to personal performance measures. That award was approved by the Committee and recommended and approved by the Board at its January 18, 2019 meeting. As a result, Mr. Foliano was awarded $37,752, the maximum attainable for him under his VICC program for personal performance measures.

Long-Term Incentive Awards

Summary Information

We compensate our executive officers with annual equity awards under our 2015 Employee Stock Incentive Plan, which are described in detail in the narrative following the Summary Compensation Table and the Grants of Plan-Based Awards table. Our annual long-term equity incentive awards are timed to occur in the latter part of each year, to coincide with an open trading window under our insider trading policy. In November 2018, the Compensation Committee approved RSU awards to our executive officers that vest over a four year period, with 25% vesting on each anniversary of the grant date. In addition, in November 2018, the Committee approved performance-based equity awards to the Chief Executive Officer and the Senior Vice Presidents, as discussed above. The total awards to the named executive officers in 2018 were as follows, and are described in the narrative below the Grants of Plan-Based Awards table at “Equity Compensation”:

Named Executive Officer	2018 RSU Award	2018 Performance Share Award
Thomas R. Stanton	42,647	42,647
Roger D. Shannon	10,336	10,336
James D. Wilson, Jr.	9,179	9,179
Michael Foliano	6,958	6,958
Eduard Scheiterer	6,225	6,225

The share grants to executives are intended to provide a measure of incentive opportunity based on a specific percentage of each executive’s base salary. In 2018, this number was divided into two equal parts: 75,345 RSU grants and the same number of performance share grants. In 2017, the same process using the same approximate expense levels resulted in the Committee granting executive officers 55,602 RSUs and the same number of performance shares.

In addition to long term equity awards for the Company’s executive officers, the Company grants RSUs to other Company officers and key personnel. The process for determining the amounts of these incentive equity awards begins with a consideration of the overall dollar level of value the Compensation Committee determines is appropriate, taking into account the estimated expense to us of the awards and the earnings per share impact of that expense. We typically establish an internal target for the aggregate expense from company-wide equity awards, which, based on our review of industry data as discussed above, we believe is at the low end of the expense levels incurred by our competitors. This number is then translated into a number of shares of common stock in the context of the existing range of the stock’s market price. Based on this process, the Committee established a pool of up to 509,527 RSUs. The 75,345 RSU grants awarded to the Named Executive Officers in 2018, discussed above, is included in this total.

The Committee allocated the pool of RSUs among the different functions throughout the Company based on the importance and performance of the function and considerations such as retention and competitive compensation levels. The Compensation Committee then set each executive’s individual RSU award from the amount allocated to the function in which the individual serves, based on the recommendation of our Chief Executive Officer (other than with respect to his own award). In determining the amount of the RSU awards and performance shares for the named executive officers, the Committee considered the same components of the Company’s compensation policies described elsewhere in this proxy statement.

The Company does not include performance measures in its grants of RSUs because we believe that performance of the Company is an implicit feature of every RSU and that the RSUs themselves provide significant incentive to each employee who receives such an award (including our executives) to perform his or her job tasks optimally for the overall performance of his or her group and the Company as a whole. Prior to 2016, the Company typically granted options instead of RSUs; however, RSU grants are typically not more than 40% of the number of shares that would previously have been granted under options. We do, however, include a TSR performance metric as the sole measure for the performance-based restricted stock units (or Performance Shares) program described below and at “Grants of Plan-Based Awards in 2018 – Equity Compensation”.

RSU Program

In 2016, the Compensation Committee determined that annual equity awards to our executive officers would be in the form of RSUs that would vest over a period of time. The Compensation Committee believes that RSU awards are an especially valuable tool in linking the personal interests of executives to those of our stockholders because, with an RSU, the officer receives assurance of some value from the time of grant and the value increase experienced is the same as that of stockholders. These awards give executive officers a significant, long-term interest in ADTRAN’s success. Moreover, the vesting component of our RSU awards provides a valuable retention tool, and retention is a significant consideration in making these awards.

Performance Shares Program

As discussed above, the Compensation Committee, based on discussions with the Chief Executive Officer and after considering information received from the compensation consulting firm and other industry surveys and databases, determined to grant performance shares, in addition to other equity-based awards, for the named executive officers. The Committee chose this form of award to further implement our executive compensation goals of better aligning the interests of these executives who can most directly impact our overall financial performance with the interests of our stockholders and of our Company by making the awards dependent on corporate performance, and allocated a portion of the long-term incentive awards for these executive officers accordingly. The number of performance shares earned by the executive officers is based on our relative total stockholder return, or TSR, against a peer group over a three-year performance period. For 2018, the Compensation Committee selected the companies in the NASDAQ Telecommunications Index as the peer group for TSR measurement purposes. The Committee chose this index based on the fact that it contains a significant number of companies and is a broad sample of our industry.

As discussed in more detail below at “Equity Compensation” (following the “Grants of Plan-Based Awards” table), depending on our relative TSR over the performance period, the executive officers may earn from 0% of the number of target performance shares if the relative TSR performance is not at least equal to the 20th percentile of the peer group to 150% of the number of target performance shares if relative TSR performance equals or exceeds the 80th percentile of the peer group, based on the sliding scale shown in that discussion.

Performance shares earned are distributed at the end of the three-year performance period. Under the award agreements, a portion of the granted performance shares also vest and become deliverable upon the death or disability of a recipient or upon a change of control of ADTRAN, as discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control.” The recipients of the performance shares under the award agreements receive dividend credits based on the shares of common stock underlying the performance shares. The dividend credits are paid in cash upon vesting of those shares under the applicable awards.

The 2015 grant of performance shares vested in November 2018, and the Compensation Committee certified at that time that the TSR relative to its peer group over the performance period was 31.4%. As a result, as indicated in the table below at “Equity Compensation” (following the “Grants of Plan-Based Awards” table), the recipients earned 53.64% of the performance shares originally granted and payment, in cash, of the dividend credits accrued on such earned performance shares.

Overlay Performance Share CAGR Awards (Three-Year Award Program)

In January 2017, as part of its actions to bring executive compensation into the median range of its competitors, the Compensation Committee established an incentive program aligned with the Company’s long-term strategic plan, which provided for executive officers of the Company a performance share grant under our 2015 Employee Stock Incentive Plan (the “Overlay Plan”). Under the Overlay Plan program, the performance shares are earned only at the end of the three-year performance period ending December 31, 2019, if the Compound Annual Growth Rate (“CAGR”) of the Company’s Adjusted EBIT (defined as the Company’s earnings before interest and tax, determined based on the Company’s audited financial results, and adjusted to remove any restructuring expenses, stock-based compensation and acquisition-related expenses, amortization and adjustments) is at least 21.84%. If the CAGR of Adjusted EBIT over the three-year performance period is at least 21.84%, but less than 25%, the recipients will receive 100% of the awarded performance shares; if the CAGR of Adjusted EBIT is at least 25%, but less than 27.8%, the executives will receive 121.4% of the awarded performance shares; if the CAGR of Adjusted EBIT is 27.8% or more, then the recipients will receive 142.9% of the awarded performance shares. The Compensation Committee determined that, if the performance measures set for the Overlay Plan performance share grants were met, the Company would have provided significant value to its stockholders, thereby aligning the executives’ performance with stockholder return. In determining to use the CAGR of Adjusted EBIT, the Compensation Committee selected a challenging performance metric that it believes is closely aligned with an increase in the equity price of the Company, and therefore in an increase in TSR. Because of the program’s design—using the compound annual growth rate of adjusted EBIT as the measure—stockholders may experience an increase in value sooner than officers receive compensation and stockholders indeed may experience increases in value even if the executives receive no compensation because, at the end of the three-year measurement period, the CAGR has not reached the minimum threshold of 21.84%. After two years, the CAGR of the Company’s Adjusted EBIT was (-9.4%). To date, the Company has not recorded any compensation expense with respect to this program and does not anticipate making any payments pursuant to the Overlay Plan.

Employment Agreements

Mr. Scheiterer is employed pursuant to a Secondment Agreement with ADTRAN, Inc., dated January 1, 2016. The Secondment Agreement contemplates that Mr. Scheiterer’s secondment from ADTRAN GmbH will last until December 31, 2019. During this time, his employment agreement with ADTRAN GmbH is suspended. If and when his secondment terminates, his employment agreement with ADTRAN GmbH will reactivate; however, if Mr. Scheiterer remains in the U.S. after five years, he will convert to a localized, ADTRAN, Inc. employee and both the Secondment Agreement and his employment agreement with ADTRAN GmbH will terminate.

Pursuant to the Secondment Agreement, Mr. Scheiterer serves as Senior Vice President of Global Research and Development for ADTRAN. During the secondment, he will continue to participate in the ADTRAN GmbH retirement savings plan and will, to the extent permissible, continue to be covered under ADTRAN GmbH’s life and disability insurance plans, although he is also entitled to participate in ADTRAN’s U.S. health and welfare plans, the Variable Incentive Compensation Plan and equity incentive plans. ADTRAN reimburses Mr. Scheiterer for all income taxes due in the U.S. and Germany; however, his compensation is reduced by his hypothetical German tax liability. Mr. Scheiterer is entitled to tax advice and tax return preparation services as well as 30 days of vacation annually and certain expatriate allowances, including a housing allowance, relocation allowance equal to one month’s base salary, reimbursement for up to 4 home leaves for Mr. Scheiterer and his spouse and up to two home leave visits per year for his children, and an allowance for maintenance costs for Mr. Scheiterer’s home in Germany. (These items are summarized below in Note 3(e) to the Summary Compensation Table.)

Other Compensation

We maintain general broad-based employee benefit plans in which our executives participate, such as a health insurance plan, a 401(k) plan, and life and disability insurance programs. These benefits are provided as part of the basic conditions of employment for all of our employees, and therefore providing them to our executive officers does not represent a significant incremental cost to us. In addition, we believe that providing these basic benefits is necessary for us to attract talented executives. We also maintain a nonqualified deferred compensation plan, which is described under the Nonqualified Deferred Compensation table below. This plan permits executives and directors to voluntarily defer a portion of their income and performance shares and save money for retirement on a tax-deferred basis. Although the plan permits discretionary employer contributions, to date we have not made any contributions to this plan. Therefore, this plan provides a valuable benefit to executives and directors at no cash cost to us.

As described in more detail under “Potential Payments Upon Termination or Change of Control” below, we provide limited benefits to participants upon a change of control or upon termination of employment for specified reasons (provided, in some cases, that termination must be a “separation from service” as defined in Section 409A of the Internal Revenue Code), including the named executive officers, in our equity incentive plans and our VICC programs. All of these benefits are consistent with the basic benefits provided by the companies with which we compete for executive talent and help us to attract valuable executives. These benefits help to provide additional security that executives may need and reward loyal service in situations that create insecurity and present special challenges for executives.

Tax Considerations

Section 162(m) of the Internal Revenue Code limited ADTRAN’s tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or to certain other executive officers. For 2017, compensation that met the requirements for qualified performance-based compensation or certain other exceptions under the Internal Revenue Code were not included in this limit. Except for certain contractual incentive compensation grants made prior to November 2, 2017, this performance-based compensation exclusion is eliminated for 2018 and future years as a result of the Tax Cuts and Jobs Act enacted in December 2017. Generally, the Compensation Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of our compensation programs. To that end, our 2015 Employee Stock Incentive Plan and our Variable Incentive Compensation Plan were originally designed to meet the requirements so that awards and annual incentive programs under those plans would be performance-based compensation for Section 162(m) purposes. With the elimination of the Section 162(m) performance-based compensation deductibility limit exclusion resulting from the Tax Cuts and Jobs Act enacted in December 2017, it is no longer possible to deduct performance-based compensation in excess of $1 million after 2017, other than for certain eligible performance-based incentive compensation plans enacted prior to November 2, 2017.

Risk Assessment

We have evaluated our compensation program and each element of the program to ensure that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on ADTRAN. The Compensation Committee has attempted to create a compensation system that values current goals along with long-term growth. While the use of annual cash incentive opportunities creates the potential for short-term risk-taking, we believe the risk is more than offset by the fact that an annual cash incentive is only one of three primary elements of our overall compensation program; and the Compensation Committee has the ability to utilize discretion to reduce the amount of annual cash incentive awards if an executive officer takes unnecessary risks.

We believe the two other primary elements of our total compensation program – base salaries and long term equity awards – are either risk neutral or help lower risk. The Compensation Committee determines the annual base salaries based on numerous factors, as discussed above. These factors lend themselves to an overall evaluation that emphasizes the improvement of ADTRAN and its operations rather than taking risks for short-term gain. Our equity incentive awards vest or are earned over several years, so the potential compensation an executive can receive through equity incentive awards is tied directly to the appreciation of our stock price or other performance metrics. Consequently, taking excessive risk for a short-term gain is incompatible with an executive officer maximizing the value of equity incentive awards over the long term.

Clawback Policy

The Board has adopted a policy providing that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Company will recover incentive-based compensation paid to current or former executive officers of the Company during the three years prior to the date as of which the accounting restatement is required, to the extent that any of that compensation was based upon the erroneous data that made the restatement necessary. Under this policy, incentive-based compensation includes stock options, performance shares, and other monetary or equity-based compensation awards. To implement this policy, the Board has entered into a current agreement with each of the named executive officers providing for their agreement to such repayment.

Policy Against Hedging Instruments and Pledging

Under the Company’s Insider Trading Policy, employees and directors of the Company and any designee of any employee or director, are prohibited from purchasing financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, exchange funds and options) that are designed to hedge or offset any decrease in the market value of equity securities of the Company held directly or indirectly by the employee or director. Additionally, employees and directors are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan.

Compensation Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Balan Nair, Chairman
H. Fenwick Huss
Jacqueline H. Rice
Kathryn A. Walker

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2018, December 31, 2017, and December 31, 2016, the total compensation earned by our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2018 (collectively referred to as the “named executive officers”).

				Stock Awards ($)
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Annual Stock Award (2(a))	One- Time Stock Award (3 Year Award) (2(b))	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3) (4)	Total ($)
Thomas R. Stanton Chief Executive Officer	2018	$656,485	—	$1,324,616	—	—	$—	—	$17,192	$1,998,293
	2017	$637,364	—	$1,223,362	$2,100,000	—	$450,275	—	$28,527	$4,439,528
	2016	$612,850	—	$1,264,589	—	—	$1,660,945	—	$25,187	$3,563,571
Roger D. Shannon Senior Vice President of Treasury and Corporate Development	2018	$383,469	—	$321,036	—	—	$—	—	$13,377	$717,882
	2017	$372,300	—	$296,484	$699,985	—	$140,386	—	$13,332	$1,522,487
	2016	$365,000	—	$322,814	—	—	$438,000	—	$155,382	$1,281,196
James D Wilson, Jr. Senior Vice President of Technology and Strategy	2018	$340,600	—	$285,100	—	—	$—	—	$12,246	$637,946
	2017	$330,679	—	$263,318	$699,985	—	$124,692	—	$14,821	$1,433,495
	2016	$317,961	—	$281,141	—	—	$328,688	—	$4,072	$931,862
Michael Foliano Senior Vice President, Chief Financial Officer and Corporate Secretary	2018	$335,574	—	$216,115	—	—	$37,752	—	$17,513	$606,954
	2017	$325,800	—	$199,583	$699,985	—	$73,813	—	$14,566	$1,313,747
	2016	$313,269	—	$221,633	—	—	$229,171	—	$13,938	$778,011
Eduard Scheiterer Senior Vice President – Research and Development	2018	$300,208	—	$193,349	—	—	$—	—	$518,961	$1,012,518
	2017	$291,464	—	$178,563	$699,985	—	$82,428	—	$466,784	$1,719,224
	2016	$282,975	—	$200,231	—	—	$210,533	—	$458,294	$1,152,033

(1)	Includes amounts deferred at the election of the executive officers pursuant to our Section 401(k) retirement plan and our nonqualified deferred compensation plan.
(2)

(a) Represents the aggregate grant date fair value of annual stock awards made during 2018, 2017 and 2016, including grants of performance shares in 2018, 2017 and 2016 and grants of RSUs in 2018, 2017 and 2016, computed in accordance with the Stock Compensation Topic of the FASB Accounting Standards Codification (“ASC”), based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see Note 4 in the Notes to the Consolidated Financial Statements in our Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016. The maximum values of the performance share awards, assuming the highest level of performance conditions is probable, are: for Mr. Stanton $925,823, $845,362 and $872,056 for the 2018, 2017 and 2016 awards, respectively; for Mr. Shannon $224,384, $204,875 and $222,611 for the 2018, 2017 and 2016 awards, respectively; for Mr. Wilson $199,267, $181,956 and $193,874 for the 2018, 2017 and 2016 awards, respectively; for Mr. Foliano $151,051, $137,915 and $152,837 for the 2018, 2017 and 2016 awards, respectively; and for Mr. Scheiterer $135,138, $123,390 and $138,078 for the 2018, 2017 and 2016 awards, respectively.

(b) Represents the aggregate grant date fair value of the one-time performance share award program made in 2017. Under this program, shares which are the subject of the possible award are only earned if, over the three-year period ending December 31, 2019, the Company achieves at least a 21.84% compounded annual growth rate of Adjusted EBIT (the Three-Year Plan is discussed in more detail under “Equity Compensation” below). The fair value is computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see Note 4 in the Notes to the Consolidated Financial Statements in our Annual Reports on Form 10-K for the fiscal year ended December 31, 2018, except that the amounts in the table above do not reflect any assumed forfeitures. For the 24 month period ended December 31, 2018, the compounded annual growth rate of Adjusted EBIT was (-9.4%). The Company has not recorded any compensation in connection with this program and does not anticipate making any payments under the plan. The maximum values of the performance share awards, assuming the highest level of performance conditions contemplated by the program is probable, would be: for Mr. Stanton $2,999,990, for Mr. Shannon $999,960, for Mr. Wilson $999,960; for Mr. Foliano $999,960, and for Mr. Scheiterer $999,960.

(3)	Consists of:
(a)

ADTRAN’s contributions to the executive officers’ Section 401(k) retirement plan accounts. In 2018, 2017 and 2016, the 401(k) plan required us to match 100% of an employee’s contributions to the plan up to the first 3% of such employee’s annual compensation and 50% of an employee’s contributions to the plan up to the next 2% of such employee’s annual compensation, for a total company match of up to 4% of an employee’s contribution. Compensation that may be considered in calculating the contribution amount for each employee is limited to $275,000 for 2018, $270,000 for 2017 and $265,000 for 2016. The amount of contributions included are: (i) for 2018, $11,000 for each of Mr. Stanton, Mr. Shannon, Mr. Wilson and Mr. Foliano; (ii) for 2017, $10,800 for each of Mr. Stanton, Mr. Shannon, Mr. Foliano and Mr. Wilson; and (iii) for 2016, $10,600 for each of Mr. Stanton and Mr. Foliano, $10,433 for Mr. Shannon, and $734 for Mr. Wilson.

(b)

Accrued dividend credits on restricted stock awards, which are paid in cash upon vesting of those shares under the applicable awards. The amounts included for each of 2018, 2017 and 2016 are the value of the dividend credits accrued on the basis of the number of performance shares that would have been issued under the applicable grants at the performance targets achieved as of December 31, 2018, 2017 and 2016, respectively. The actual amount of dividends earned with respect to each grant of performance shares is determined upon final determination of the applicable performance target met by the Company upon vesting of the performance shares.

(c)	Payments for relocation expenses paid to Mr. Shannon in the amount of $142,164 for 2016.
(d)	Includes reimbursement in 2018 to Mr. Foliano of $5,087 for taxes paid.
(e)

For Mr. Scheiterer, payments in 2018, 2017 and 2016 for foreign pension of $32,062, $28,363 and $29,930, respectively; housing, tax, and other allowances related to his U.S. assignment of $162,196, $104,611 and $126,332, respectively; and jurisdictional tax equalization of $324,703, $333,810 and $300,373, respectively.

(4)

Amounts shown with respect to 2018 include the value of the dividend credits accrued on restricted stock awards in 2018, as discussed in footnote (3)(b) above, with respect to the grants of performance shares in each of 2016, 2017 and 2018. The value of the dividend credits are reported with respect to the year in which they were accrued and not in the year in which they vested and were actually paid. The value of the dividend credits actually earned and paid, in cash, in November 2016 upon vesting of the 2013 grant of performance shares, was $15,167 for Mr. Stanton, $3,471 for Mr. Wilson, and $3,471 for Mr. Foliano. The value of the dividend credits actually earned and paid, in cash, in November 2017 upon vesting of the 2014 grant of performance shares, was $21,445 for Mr. Stanton, $4,907 for Mr. Wilson, and $4,907 for Mr. Foliano. The value of the dividend credits actually earned and paid, in cash, in November 2018 upon vesting of the 2015 grant of performance shares, was $6,192 for Mr. Stanton, $2,377 for Mr. Shannon, $1,426 for Mr. Wilson, $1,426 for Mr. Foliano and $1,426 for Mr. Scheiterer.

Grants of Plan-Based Awards in 2018

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas R. Stanton												$
	11/9/2018	(1)							42,647				$617,102	(4)
	—		$91,908	$919,079	$1,838,158
	11/9/2018	(3)				9,301	42,647	55,806					$707,514	(5)
Roger D. Shannon												$
	11/9/2018	(1)							10,336				$149,562	(4)
	—		$23,008	$230,081	$460,163
	11/9/2018	(3)				2,254	10,336	13,525					$171,474	(5)
James D. Wilson, Jr.												$
	11/9/2018	(1)							9,179				$132,820	(4)
	—		$15,327	$204,360	$408,720
	11/9/2018	(3)				2,002	9,179	12,011					$152,280	(5)
Michael Foliano												$
	11/9/2018	(1)							6,958				$100,682	(4)
	—		$11,326	$151,008	$302,017
	11/9/2018	(3)				1,517	6,958	9,105					$115,433	(5)
Eduard Scheiterer												$
	11/9/2018	(1)							6,225				$90,076	(4)
	—		$10,132	$135,094	$270,187
	11/9/2018	(3)				1,358	6,225	8,146					$103,273	(5)

(1)

Grants of restricted stock units under our 2015 Employee Stock Incentive Plan. A quarter of the total number of shares of our common stock underlying each restricted stock unit award vests on each of the first four anniversaries of the grant date.

(2)

Reflects the possible annual award for 2018 payable under our Variable Incentive Compensation Plan, as described under “Variable Incentive Cash Compensation Awards” below. Actual amounts paid to our named executive officers under the plan for 2018 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(3)	Grants of performance shares under our 2015 Employee Stock Incentive Plan.
(4)

Represents the grant date fair value of restricted stock unit awards made in 2018. For a description of the assumptions used to determine these amounts, see Note 4 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(5)

Represents the grant date fair value of performance shares granted in 2018. For a description of the assumptions used to determine these amounts, see Note 4 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Variable Incentive Cash Compensation Awards

We provide our named executive officers with the opportunity to earn variable incentive cash compensation (“VICC”). Within 90 days of the beginning of each year, our Compensation Committee establishes corporate goals to determine the eligibility for, and amount of, any annual incentive compensation for our executives. The Compensation Committee also determines the eligible individuals to receive awards and establishes the terms and conditions of all awards under the annual incentive compensation program.

In January 2018, our Compensation Committee established VICC programs designed to achieve goals for company adjusted EBIT and company revenue, which we believe lead to greater stockholder returns. The participants could earn VICC under the Company Performance Measures if either or both of total company adjusted EBIT or total company revenue met specific thresholds. If either of these two threshold performance measures was achieved, they could earn VICC for that Company Performance Measure. Each performance measure comprised 50% of the total company performance-based VICC opportunity and in each case was scaled depending upon the amount of adjusted EBIT and/or revenue the Company experienced in excess of the minimum threshold. In order to measure the value of each possible VICC award, the programs assigned to each participating executive a monetary amount identified as the target VICC. VICC available in each performance measure was expressed as a percentage of the target VICC and ranged from a small percentage if the required threshold was reached through the possibility of as much as 200% of the target VICC for maximum performance in each category. Additionally, Messrs. Wilson, Foliano, and Scheiterer could earn up to twenty-five percent of their target VICC through achievement of personal goal elements approved by our CEO, Mr. Stanton, during the first 90 days of the year based on opportunities where these individuals can directly influence the Company’s financial performance. The personal goal elements were not scaled but rather were based on achieving one or more of the personal goals. Mr. Stanton’s and Mr. Shannon’s VICC opportunities were based entirely on the achievement of the Company’s performance measures discussed above. In no event could any executive receive more than 100% of the target VICC in either category (revenue or adjusted EBIT) and therefore not more than 200% for all categories, including any personal goals. In determining the target VICC for each executive, the Compensation Committee considered, among other things, the executive’s responsibilities and opportunity to influence the outcomes in the several categories under which VICC could be earned, as well as the executive’s prior contributions to company performance. The elements of the 2018 VICC program are further described above at “Executive Compensation – Compensation Discussion and Analysis – Executive Summary – 2018 Compensation – Annual Variable Incentive Cash Compensation Awards”.

For 2018, the Company did not exceed the minimum threshold Company Performance Measures established under the program, and our executives, other than Mr. Foliano, as noted above, did not earn VICC for 2018 performance under that program. This performance was reviewed and the results approved and recommended by the Compensation Committee and approved by the Board of Directors at its January 18, 2019, meeting. Actual VICC amounts awarded to our named executive officers for 2018 under the Variable Incentive Compensation Plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Equity Compensation

We granted RSUs and performance-based restricted stock units, or “Performance Shares,” during 2018 to our named executive officers under the ADTRAN, Inc. 2015 Employee Stock Incentive Plan. The Stock Incentive Plan permits awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. Our Compensation Committee administers the Stock Incentive Plan, determines who will receive awards and establishes the terms and conditions of all awards. Awards of restricted stock or restricted stock units (“RSUs”) granted under the plan reduce the number of authorized shares available by 2.5 shares of our common stock for each share underlying the award. The total number of remaining shares authorized for grant for awards other than options under the ADTRAN, Inc. 2015 Employee Stock Incentive Plan at December 31, 2018, was 2,192,968 shares.

The RSUs we granted in 2018 to our named executive officers will vest with respect to 25% of the shares on each of the first four anniversaries of the grant date. The RSUs become immediately vested upon the executive’s death or disability, or upon a change of control. Also, the Compensation Committee, in its discretion, may accelerate the vesting at any time. The provisions regarding acceleration of the RSUs are described in more detail in the section on the Stock Incentive Plan below under the heading entitled “Potential Payments Upon Termination or Change of Control.”

The number of performance shares earned by the executive officers under the 2018 annual grant is based on our relative total stockholder return, or “TSR,” against a peer group over a three-year performance period. The peer group is the companies comprising the NASDAQ Telecommunications Index. Depending on our relative TSR over the performance period, the executive officers may earn shares of common stock on a sliding scale from 0% to 150% of the performance shares (approximately 2.5% of the grant for each 1 percentile increase up to 100% of the grant and then approximately 1.67% of the grant for each 1 percentile increase up to 150% of the grant) granted depending on our relative TSR performance against the peer group, as shown below:

ADTRAN’s TSR Performance Relative to its Peer Group (expressed in a percentile)	Granted Performance Shares Earned (expressed as a percentage)
Less than 20th Percentile	0%
20th Percentile	25%
25th Percentile	38%
30th Percentile	50%
35th Percentile	63%
40th Percentile	75%
45th Percentile	88%
50th Percentile	100%
55th Percentile	108%
60th Percentile	117%
65th Percentile	125%
70th Percentile	133%
75th Percentile	142%
80th or more Percentile	150%

Shares earned are distributed at the end of the three-year performance period, and after that time there is no additional holding period for the shares. Under the award agreements, a portion of the granted performance shares also vest and become deliverable upon the death or disability of a recipient or upon a change of control of ADTRAN, as discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control.” The recipients of the performance shares under the award agreements receive dividend credits based on the shares of common stock underlying the performance shares. The dividend credits are vested, earned and distributed in cash upon vesting of the performance shares. Recipients may choose to defer shares under the Deferred Compensation Plan instead of receiving the shares at the time they are entitled to distribution of the shares.

The 2015 grant of performance shares vested in November 2018, and the Compensation Committee certified at that time that the TSR relative to its peer group over the performance period was 31.4%. As a result, as indicated in the table above, the recipients earned 53.64% of the performance shares originally granted and payment, in cash, of the dividend credits accrued on such earned performance shares.

In addition to the annual long-term incentive awards typically awarded in November of each year, the Compensation Committee also made a grant of performance shares in January 2017 (the “Overlay Plan”) in connection with the Company’s long-term strategic plan. The Overlay Plan performance shares are earned only after a three-year performance period and only if the compounded annual growth rate (“CAGR”) of the Company’s Adjusted EBIT (defined as the Company’s earnings before interest and tax, determined based on the Company’s audited financial results, and adjusted to remove any restructuring expenses, stock-based compensation and acquisition-related expenses, amortization and adjustments) meets certain thresholds as discussed further above at “Executive Compensation – Compensation Discussion and Analysis – Executive Summary – Overview and Philosophy – Long-Term Incentive Awards” and “Discussion of Executive Compensation Components – Long-Term Incentive Awards – Overlay Performance Share CAGR Awards (Three-Year Award Program)”.

Under this program, no performance shares are earned unless, at the end of the third year, a minimum threshold of CAGR has been attained. The Compensation Committee determined that if the performance measures set for the Overlay Plan performance share grants were met, then the Company would have provided significant value to its stockholders, thereby aligning the executives’ performance with stockholder return. At this time, the Company does not anticipate making any payments pursuant to the Overlay Plan.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers on December 31, 2018.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (12)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (16)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (17)
Thomas R. Stanton	79,000	(1)	—		—	$23.46	11/7/2019	—		—		—		—
	71,225	(2)	—		—	$33.70	11/6/2020	—		—		—		—
	75,366	(3)	—		—	$30.36	8/31/2021	—		—		—		—
	75,366	(4)	—		—	$16.97	11/3/2022	—		—		—		—
	75,366	(5)	—		—	$23.64	11/2/2023	—		—		—		—
	94,207	(6)	—		—	$18.97	11/14/2024	—		—		—		—
	70,656	(7)	23,551	(7)	—	$15.33	11/14/2025	—		—		—		—
	—		—		—	—	—	14,536	(9)	$156,117	(9)	—		—
	—		—		—	—	—	20,471	(10)	$219,859	(10)	—		—
	—		—		—	—	—	42,647	(11)	$458,029	(11)	—		—
	—		—		—	—	—	—		—		11,605	(13)	$124,638	(13)
	—		—		—	—	—	—		—		7,604	(14)	$81,667	(14)
	—		—		—	—	—	—		—		19,481	(15)	$209,226	(15)
Roger D. Shannon	22,500	(7)	7,500	(7)	—	$15.33	11/14/2025	—		—		—		—
	—		—		—	—	—	3,711	(9)	$39,856	(9)	—		—
	—		—		—	—	—	4,961	(10)	$53,281	(10)	—		—
	—		—		—	—	—	10,336	(11)	$111,009	(11)	—		—
	—		—		—	—	—	—		—		2,962	(13)	$31,812	(13)
	—		—		—	—	—	—		—		1,843	(14)	$19,794	(14)
	—		—		—	—	—	—		—		4,721	(15)	$50,704	(15)
James D. Wilson, Jr.	21,000	(1)	—		—	$23.46	11/7/2019	—		—		—		—
	18,933	(2)	—		—	$33.70	11/6/2020	—		—		—		—
	20,034	(3)	—		—	$30.36	8/31/2021	—		—		—		—
	20,034	(5)	—		—	$23.64	11/2/2023	—		—		—		—
	25,043	(6)	—		—	$18.97	11/14/2024	—		—		—		—
	12,522	(7)	6,260	(7)	—	$15.33	11/14/2025	—		—		—		—
	—		—		—	—	—	3,232	(9)	$34,712	(9)	—		—
	—		—		—	—	—	4,406	(10)	$47,320	(10)	—		—
	—		—		—	—	—	9,179	(11)	$95,582	(11)	—		—
	—		—		—	—	—	—		—		2,580	(13)	$27,709	(13)
	—		—		—	—	—	—		—		1,637	(14)	$17,581	(14)
	—		—		—	—	—	—		—		4,193	(15)	$45,033	(15)

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (16)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (12)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (17)
Michael Foliano	11,000	(1)	—		—	$23.46	11/7/2019	—		—		—		—
	18,933	(2)	—		—	$33.70	11/6/2020	—		—		—		—
	18,062	(3)	—		—	$30.36	8/31/2021	—		—		—		—
	18,062	(4)	—		—	$16.97	11/3/2022	—		—		—		—
	18,062	(5)	—		—	$23.64	11/2/2023	—		—		—		—
	22,578	(6)	—		—	$18.97	11/14/2024	—		—		—		—
	16,934	(7)	5,644	(7)	—	$15.33	11/14/2025	—		—		—		—
	—		—		—	—	—	2,548	(9)	$27,366	(9)	—		—
	—		—		—	—	—	3,340	(10)	$35,872	(10)	—		—
	—		—		—	—	—	6,958	(11)	74,729	(11)	—		—
	—		—		—	—	—	—		—		2,034	(13)	$21,845	(13)
	—		—		—	—	—	—		—		1,241	(14)	$13,328	(14)
	—		—		—	—	—	—		—		3,178	(15)	$34,132	(15)
Eduard Scheiterer	13,900	(8)	—		—	$27.75	7/10/2022	—		—		—		—
	4,550	(5)	—		—	$23.64	11/2/2023	—		—		—		—
	10,000	(6)	—		—	$18.97	11/14/2024	—		—		—		—
	14,980	(7)	5,000	(7)	—	$15.33	11/14/2025	—		—		—		—
	—		—		—	—	—	2,302	(9)	$24,723	(9)	—		—
	—		—		—	—	—	2,988	(10)	$32,091	(10)	—		—
	—		—		—	—	—	6,225	(11)	66,857	(11)
	—		—		—	—	—	—		—		1,838	(13)	$19,740	(13)
	—		—		—	—	—	—		—		1,110	(14)	$11,921	(14)
	—		—		—	—	—	—		—		2,844	(15)	$30,545	(15)

(1)	The options vested 25% on each of the first four anniversaries of 11/07/2009, the date of grant.
(2)	The options vested 25% on each of the first four anniversaries of 11/06/2010, the date of grant.
(3)	The options vested 25% on each of the first four anniversaries of 8/31/2011, the date of grant.
(4)	The options vested 25% on each of the first four anniversaries of 11/3/2012, the date of grant.
(5)	The options vested 25% on each of the first four anniversaries of 11/2/2013, the date of grant.
(6)	The options vested 25% on each of the first four anniversaries of 11/14/2014, the date of grant.
(7)	The options vest 25% on each of the first four anniversaries of 11/14/2015, the date of grant.
(8)	The options vested 25% on each of the first four anniversaries of 7/10/2012, the date of grant.
(9)	The grant of restricted stock units vests 25% on each of the first four anniversaries of 11/12/2016, the date of grant.
(10)	The grant of restricted stock units vests 25% on each of the first four anniversaries of 11/11/2017, the date of grant.
(11)	The grant of restricted stock units vests 25% on each of the first four anniversaries of 11/9/2018, the date of grant.
(12)	These numbers reflect the closing price of $10.74 per share on December 31, 2018.
(13)	These amounts reflect the number of performance shares granted on November 12, 2016.
(14)	These amounts reflect the number of performance shares granted on November 11, 2017.
(15)	These amounts reflect the number of performance shares granted on November 9, 2018.
(16)

The amounts in this column equal the number of performance shares granted under the 2015 Employee Stock Incentive Plan at the performance level achieved as of December 31, 2018. The performance shares are earned based on our relative TSR over a three-year performance period. Therefore, the amounts indicated are not necessarily indicative of the amounts that may actually be earned by the individual executives.

(17)	These amounts reflect the closing price of $10.74 per share and are measured at the level achieved as of December 31, 2018.

Option Exercises in 2018

The following table sets forth information regarding all exercises of stock options by the named executive officers during the 2018 fiscal year.

Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)
Thomas R. Stanton	—	—
Roger D. Shannon	—	—
James D. Wilson, Jr.	—	—
Michael Foliano	—	—
Eduard Scheiterer	—	—

Nonqualified Deferred Compensation in 2018

The following table sets forth information regarding the deferred compensation arrangements in which our named executive officers participated in 2018.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Thomas R. Stanton	$700,736	—	$(1,572,136)	—	$12,697,484
Roger D. Shannon	—	—	—	—	—
James D. Wilson, Jr.	$22,670	—	$(119,619)	—	$174,921
Michael Foliano	$64,341	—	$(157,140)	1,262	$1,021,806
Eduard Scheiterer	—	—	—	—	—

(1)

Includes cash contributions and the value of contributions of restricted stock awards. The cash contribution amounts are included in the “Salary” column of the Summary Compensation Table for 2018. The cash contribution amount for Mr. Stanton is $601,628 and for Mr. Foliano is $64,341; the remainder of the contributions are of restricted stock awards.

We maintain the ADTRAN, Inc. Deferred Compensation Plan for Employees, the ADTRAN, Inc. Deferred Compensation Plan for Directors, the ADTRAN, Inc. Equity Deferral Program and the ADTRAN, Inc. Equity Deferral Program for Directors. These four plans were originally a single Deferred Compensation Plan; however, for administrative purposes, we restated that single plan into four separate plans which we refer to herein, collectively, as a single Deferred Compensation Plan. This plan is offered as a supplement to our tax-qualified 401(k) plan and is available to our officers and directors who have been duly appointed or elected by our Board of Directors or stockholders. The deferred compensation plan allows participants to defer a portion of their salaries and all or a portion of their annual VICC and Performance Shares and any other equity grants (such as restricted stock awards granted to our directors), and permits us to make matching contributions on a discretionary basis, without the limitations that apply to the 401(k) plan. To date, we have not made any matching contributions under this plan. All contributions are unfunded and are credited to bookkeeping accounts for the participants, although we have set aside assets in a rabbi trust to pay for the benefits under this plan. Each participant’s account is credited with earnings as if the account were invested as elected by the participant among pre-approved mutual funds. Benefits are usually distributed or begin to be distributed on the 1st day of the month following the six month anniversary of the participant’s separation from service. Benefits will be paid in a single lump sum cash payment, and any deferred stock awards will be paid in whole shares of ADTRAN common stock with fractional shares paid in cash; however, a participant may, in some cases, elect to receive a portion of his or her benefit in installments paid over 3 or 10 years.

Potential Payments Upon Termination or Change of Control

This section describes the limited benefits that would be provided to our named executive officers under our executive compensation plans upon a change of control of ADTRAN or following termination of employment (provided, in some cases further described below, the termination must be a “separation from service” as defined in Section 409A of the Internal Revenue Code). We also provide a table below showing the potential benefits payable to each of our named executive officers upon a change of control of ADTRAN or following termination of employment as of December 31, 2018.

Variable Incentive Compensation Plan

Under the ADTRAN, Inc. Variable Incentive Compensation Plan, a plan participant must be employed by the Company through the date that payment of an award is scheduled to be made for a plan year to be eligible to receive any award for such year. In the event of a change of control of ADTRAN, each executive will receive an immediate lump sum cash payment of the then-applicable annual incentive compensation program, but only if the performance measures set by the Compensation Committee for the relevant fiscal year have been attained as of the date of the change of control. The amount of the performance award would be consistent with the minimum, target or maximum level of performance measures actually achieved as of the change of control and would be for a proportionate share of the annualized amount for the part-year period ending on the change of control event.

Under the plan, a change of control would occur if:

(1)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires more than 50% of the total fair market value or total voting power of our stock;

(2)

any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of 35% or more of the total voting power of our stock;

(3)	a majority of our Board members is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board; or

(4)

any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) at least 40% of the total gross fair market value of all of our assets.

Deferred Compensation Plan

Under the ADTRAN Inc. Deferred Compensation Plan, participants are entitled to receive their benefits upon termination of employment (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code). The amount they receive is based on their account balance, which would consist of their contributions to the plan and any earnings as described above in the Nonqualified Deferred Compensation table and its accompanying narrative. Benefits are not payable from the plan until the first day of the month following the six month anniversary of the participant’s separation from service.

2015 Employee Stock Incentive Plan

Under our 2015 Employee Stock Incentive Plan, upon a corporate transaction, including a change of control, the Compensation Committee may make appropriate adjustments to the shares available for, and the exercise price and/or base value of, awards and other actions it deems appropriate including, without limitation, providing that awards will be: (i) substituted for equivalent awards; (ii) upon reasonable prior written notice, terminated without payment if not exercised within a certain period (for stock options and stock appreciation rights) or terminated if not accepted within a certain period (for restricted stock and RSUs); (iii) terminated in exchange for payment; (iv) fully vested and exercisable; and/or (v) with respect to performance-based awards, settled based on the higher of the actual attainment of the performance targets or the grantee’s target award (but if the award is intended to comply with Code Section 162(m), it will be settled in a manner that complies with Code Section 162(m)). A change of control is defined as:

(1)

the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(2)

when one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company or a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(3)

the acquisition by one person, or more than one person acting as a group, assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Unless the Compensation Committee decides otherwise, all awards (or portions thereof) that remain unexercisable or unvested upon a participant’s termination of employment for any reason (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code), other than as a result of death, disability or change of control, shall be forfeited by the participant immediately upon the date of such termination. If such termination is the result of the death or disability of the participant or if there is a change of control, then any outstanding awards shall immediately become fully exercisable or vested, except that if an outstanding award of restricted stock or RSUs remains subject to any other type of vesting schedule or requirement (e.g., a performance-based schedule), then upon one of the above events, a proportion of the shares subject to such award shall become vested and nonforfeitable, equal to the proportion of the time completed through the date of the applicable event to the performance measurement period for the award, with target performance level deemed to be achieved as of the date of the applicable event, and in the event the restricted stock or RSU award was originally scheduled without a designated target performance level (e.g., a single performance level or minimum and maximum performance levels), then the performance level that, if met, would have resulted in the least number of shares becoming vested shall be treated as the target level.

2006 Employee Stock Incentive Plan

Under our 2006 Employee Stock Incentive Plan, the options we have granted will become immediately vested and exercisable upon the executive’s death or disability, or upon a change of control. Upon termination of employment for cause, all outstanding options immediately terminate. Options may be exercised for one year upon termination due to the executive’s death, disability or retirement, or for 90 days after termination for any other reason (other than for cause). Under the award agreements, with respect to the performance shares granted under our 2006 Employee Stock Incentive Plan, a portion of the performance shares become immediately vested and earned in the event of death, disability, or upon a change of control. The number of such vested performance shares equals 25% of the total performance shares granted multiplied by a fraction, the numerator of which equals the number of days elapsed from the date of grant to the date of the applicable acceleration event and the denominator of which equals the days in the performance period.

Under the 2006 Employee Stock Incentive Plan, change of control is defined as:

(1)

the acquisition of beneficial ownership of 50% or more of either our outstanding shares of common stock or the combined voting power of our securities, except for any acquisition directly from us, any acquisition by us or our affiliates, or any acquisition by any of our employee benefit plans;

(2)

during any 12-month period, a majority of the Board is no longer comprised of individuals who, as of the beginning of that period, constituted our Board and individuals whose nomination for election was approved by the Board;

(3)

a reorganization, merger or consolidation, where substantially all of the owners, respectively, of our outstanding shares of common stock or the combined voting power of our securities immediately before the transaction beneficially own less than 50% of, respectively, the common stock and the combined voting power of the securities of the resulting corporation, in substantially the same proportions as their ownership immediately prior to the transaction; or

(4)	the sale or other disposition of all or substantially all of our assets.

An executive is considered retired under the 2006 Employee Stock Incentive Plan if he or she terminates employment after age 65. Disability is defined as eligibility to receive long-term disability benefits or, if we do not have a long-term disability plan, an executive’s inability to engage in the essential functions of his or her duties due to a medically-determinable physical or mental impairment, illness or injury, which can be expected to result in death or to be of long-continued and indefinite duration. Cause means the executive’s willful and continued failure to perform his or her duties within 15 days after receipt of written demand for such performance; unlawful or willful misconduct which is economically injurious to us or our affiliates; conviction of, or a plea of guilty or nolo contendere to, a felony charge (other than a traffic violation); habitual drug or alcohol abuse that impairs the executive’s ability to perform his or her duties; embezzlement or fraud; competition with our business; or the executive’s breach of his employment contract, if any. Stock options will expire on the one-year anniversary of the participant’s termination of employment with the Company due to death, disability or retirement, or such shorter period as determined by the Compensation Committee and set forth in an award agreement. Upon a termination of employment, other than as a result of death, disability or retirement, options shall expire on the date that is three months following the date of the participant’s termination of employment or such shorter period as determined by the Compensation Committee and set forth in an award agreement.

The following table sets forth the potential benefits payable to our named executive officers pursuant to the arrangements described above, assuming termination of employment or a change of control had occurred on December 31, 2018.

Benefit/Plan/Program	Thomas R. Stanton	Roger D. Shannon	James D. Wilson, Jr.	Michael Foliano	Eduard Scheiterer
Stock Options (1)	$252,938	$80,550	$67,232	$60,617	$53,700
Performance Shares (2)	$177,137	$43,222	$38,285	$29,173	$26,135
Restricted Stock Units (3)	$834,005	$204,146	$180,612	$137,958	$123,666
Variable Incentive Compensation Plan (4)	$—	$—	$—	$37,752	$—
Deferred Compensation Plan (5)	$12,697,484	—	$174,921	$1,021,806	—
Total value upon a change of control (6)	$1,264,080	$327,918	$286,129	$265,500	$—
Total value upon termination of employment due to death or disability (7)	$13,961,564	$327,918	$461,050	$1,287,306	$203,501
Total value upon termination of employment for any other reason (8)	$12,697,484	—	$174,921	$1,021,806	—
Potential Payments upon Termination or Change of Control as a Multiple of Salary and VICC (9)	—	—	—	—	—

(1)

Amounts represent the potential value of unvested stock options held by the named executive officers under the 2015 Stock Incentive Plan and the 2006 Stock Incentive Plan that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2018, based on a price of $10.74 per share, the closing price of our common stock on December 31, 2018.

(2)

Amounts represent the potential value of unvested performance shares that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2018, based on a price of $10.74 per share, the closing price of our common stock on December 31, 2018.

(3)

Amounts represent the potential value of unvested restricted stock units that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2018, based on a price of $10.74 per share, the closing price of our common stock on December 31, 2018.

(4)	Represents the amount of the annual VICC that would have been payable to each participant upon a change of control on December 31, 2018.
(5)

Represents the amount payable under the Deferred Compensation Plan upon a termination of employment (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code), including a termination by reason of death or disability, to each participant on December 31, 2018. These amounts equal the account balance of each participant as of December 31, 2018.

(6)

Reflects the sum of (1) the value of accelerated vesting of stock options; (2) the value of shares of common stock received upon partial vesting of unvested performance shares; (3) the value of shares of common stock received upon vesting of restricted stock units and (4) amounts payable under the Variable Incentive Compensation Plan, in each case as of December 31, 2018.

(7)

Reflects the sum of (1) the value of accelerated vesting of stock options; (2) the value of shares of common stock received upon partial vesting of unvested performance shares; (3) the value of shares of common stock received upon vesting of restricted stock units; and (4) amounts payable under the Deferred Compensation Plan, in each case as of December 31, 2018.

(8)

Represents amounts payable to each participant under the Deferred Compensation Plan upon termination of employment for any reason (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code) on December 31, 2018.

(9)

Amounts represent the sum of the potential value of unvested stock options as described in Footnote 1 above, the potential value of unvested performance shares as described in Footnote 2 above, the potential value of unvested restricted stock units as described in Footnote 3 above, and the amount of the annual VICC that would have been payable as described in Footnote 4 above as a multiple of the salary and VICC. The amounts payable under the Deferred Compensation Plan are excluded from this calculation because all amounts included in the Plan are amounts of compensation deferred by the executive and the earnings on such amounts and do not include any Company contributions. Under the Company’s change of control arrangements, there is no salary payable upon a change of control other than salary earned but unpaid to the time of the change of control.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Stanton, our CEO:

For 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO), was $80,317; and

•	the annual total compensation of our CEO is shown below:

Salary	Annual Stock Award	Non-Equity Incentive Plan Compensation	All Other Compensation (1)	Total
$656,485	$1,324,616	$—	$30,998	$2,012,099

(1)	Includes an estimate of $13,806 for health and welfare benefits not included in the Summary Compensation Table above.

Based on this information, for 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 25 to 1.

Below is a description of the methodology and the material assumptions, adjustments and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the median employee. We believe that this information is useful to put into context the ratio comparing the annual total compensation of the median employee in our Company with the annual total compensation of our CEO.

We determined that, as of December 31, 2018, our employee population consisted of approximately 1,900 individuals working at the Company and our consolidated subsidiaries. Given our global business, our workforce is distributed among a number of countries and regions. Of those, approximately 69.6% of these employees are located in the United States.

We measured compensation using the 12-month period ending December 31, 2018. Our compensation programs vary from region to region and, among our various consolidated subsidiaries in each region, from country to country. Our employees are compensated on either a salaried basis or an hourly basis. In addition, some employees receive stock incentive awards, commissions and/or bonuses. We included salary or hourly wages, as applicable, as well as any stock incentive awards granted, bonuses and commissions earned for 2018 in our measurement to determine the median of the annual total compensation of all our employees.

Our workforce includes a number of part-time employees and temporary employees. In making our determination of the median employee, we did not annualize the compensation of part-time employees, temporary employees, or employees who were hired in 2018 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the median employee. For purposes of this disclosure, we applied foreign currency to U.S. dollar exchange rates using the rate of exchange of each applicable currency as of December 31, 2018.

Using this methodology, we determined that the median employee was a full-time, salaried employee located in the United States. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and added an estimated amount for estimate for health and welfare benefits, resulting in annual total compensation of $80,317. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our 2018 Summary Compensation Table included in this Proxy Statement and added an estimate for health and welfare benefits.

DIRECTOR COMPENSATION

The table below sets forth information regarding compensation paid to our non-employee directors (including our director emeritus) for 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
H. Fenwick Huss	$105,000	$90,001	—	—	—	—	$195,001
William L. Marks	$100,000	$90,001	—	—	—	—	$190,001
Gregory McCray	$90,000	$90,001	—	—	—	—	$180,001
Anthony Melone	$90,000	$90,001	—	—	—	—	$180,001
Balan Nair	$97,500	$90,001	—	—	—	—	$187,501
Roy J. Nichols	$90,000	$90,001	—	—	—	—	$180,001
Jacqueline H. Rice	$90,000	$90,001	—	—	—	—	$180,001
Kathryn A. Walker	$95,000	$90,001	—	—	—	—	$185,001

(1)

Represents the aggregate grant date fair value of stock awards made during 2018 computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see Note 4 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)	The aggregate number of option awards outstanding for each of the non-employee directors at December 31, 2018 was as follows:

Name	Number of Options
H. Fenwick Huss	5,000
William L. Marks	5,000
Gregory McCray	—
Anthony Melone	—
Balan Nair	5,000
Roy J. Nichols	5,000
Jacqueline H. Rice	—
Kathryn A. Walker	—

Non-employee directors of ADTRAN were paid an annual fee of $90,000, plus an annual fee of $5,000 paid to the Nominating and Corporate Governance Committee chairperson, an annual fee of $10,000 paid to the Audit Committee chairperson, an annual fee of $7,500 paid to the Compensation Committee chairperson and an annual fee of $15,000 to the director serving as lead director. This annual fee is in addition to all other fees received for services as a director or as a member or chairman of a committee of the Board. Directors who are employees of ADTRAN receive no directors’ fees. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties. Directors are also eligible to participate in the Company’s nonqualified deferred compensation program.

Our non-employee directors are entitled to participate in our 2010 Directors Stock Option Plan, which our stockholders approved at the 2010 annual meeting of stockholders on May 5, 2010. A total of 500,000 shares were reserved for issuance under the 2010 Directors Stock Option Plan. Of this number, as of December 31, 2018, 20,000 shares were subject to outstanding options, 227,228 were the subject of restricted stock awards and 252,772 shares were available for future awards after accounting for shares issued upon exercise of options and shares issued as accrued dividends on restricted stock awards. The 2010 Directors Stock Option Plan provides for automatic equity grants to directors who are not otherwise employees of ADTRAN. Under the 2010 Directors Stock Option Plan, newly-elected directors may receive an initial grant and an annual grant in the same calendar year. As of December 31, 2018, there were seven directors and one director emeritus eligible to participate in the 2010 Directors Stock Option Plan. The 2010 Directors Stock Option Plan is administered by the Compensation Committee. Subject to the terms of the 2010 Directors Stock Option Plan, the Compensation Committee has the authority to determine the terms and provisions of the option and restricted stock awards, to interpret the provisions of the plan, to prescribe, amend and rescind any rules and regulations relating to the plan, and to make all determinations necessary or advisable for the administration of the plan.

Equity grants (nonqualified stock options, restricted stock or restricted stock units) under the 2010 Directors Stock Option Plan have a fixed dollar value determined by reference to a percentage of the directors’ total remuneration. The annual equity grant has a value equal to 50% of the directors’ total remuneration for the calendar year (which includes the award under the 2010 Directors Stock Option Plan and excludes any compensation for serving as a committee chair or lead director or any additional meeting fees), or a lesser amount as determined in the discretion of our Board. In no event shall any annual equity award have a fair market value greater than $120,000. In addition, upon initially joining the Board, a new director will receive an initial award equal to 50% of the value of the annual grant (detailed above) that was granted in the calendar year prior to the calendar year in which the new director joins the Board or a lesser amount as determined in the discretion of our Board. The initial grant will be in addition to any annual grant. Grants under the 2010 Directors Stock Option Plan are in the form of restricted stock unless our Board (upon recommendation from the Compensation Committee) determines to grant awards in the form of restricted stock units or nonqualified stock options.

Awards granted under the 2010 Directors Stock Option Plan (whether in the form of restricted stock, nonqualified stock options or restricted stock units) vest in full on the first anniversary of the grant date, unless the vesting schedule is varied by the Compensation Committee in the director’s award agreement. Awards vest earlier if there is a change of control of ADTRAN or if the director terminates service due to death or disability. The term of any nonqualified stock option is ten years from the date of grant. The Compensation Committee is given the discretion under the 2010 Directors Stock Option Plan to extend this exercise period for outstanding options to the extent permitted by Section 409A of the Internal Revenue Code. The purchase price of the common stock underlying each nonqualified stock option granted under the 2010 Directors Stock Option Plan is 100% of the fair market value of the common stock on the date the option is granted. There is no purchase price for an award of restricted stock or restricted stock units.

If a director’s service with ADTRAN is terminated for cause, all nonqualified stock options will terminate immediately. Upon termination of a director’s service due to disability, the nonqualified stock options may be exercised for one year. Upon termination of a director’s service other than due to death, disability or cause, the nonqualified stock options may be exercised for three months. In addition, if a director dies during service, or during a period following termination of service when his or her options have not yet terminated as provided above, the director’s beneficiary (as determined under the 2010 Directors Stock Option Plan) can exercise the options for up to one year after the date of the director’s death (or the expiration of the option, if earlier). However, in no case will any option remain exercisable beyond its term. Under the 2010 Directors Stock Option Plan, “cause” is defined as an act or acts by an individual involving personal dishonesty, incompetence, willful misconduct, moral turpitude, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), the use for profit or disclosure to unauthorized persons of our confidential information or trade secrets, the breach of any contract with us, the unlawful trading in our securities or the securities of another corporation based on information gained as a result of the performance of services for us, a felony conviction or the failure to contest prosecution for a felony, embezzlement, fraud, deceit or civil rights violations, any of which acts cause us liability or loss, as determined by the Compensation Committee in its sole discretion. Under the plan, “disability” means the total and permanent disability of an individual as determined by the Compensation Committee in its sole discretion.

If an individual ceases to be a director, his or her rights with regard to all non-vested restricted stock and restricted stock units granted under the 2010 Directors Stock Option Plan cease immediately.

On December 31, 2018, in accordance with the terms of the 2010 Directors Stock Option Plan, 8,318 shares of restricted stock were granted to each of Dr. Huss, Messrs. Marks, McCray, Melone, Nair and Nichols, Ms. Rice and Ms. Walker.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2018, which include the following:

•	ADTRAN, Inc. 2006 Employee Stock Incentive Plan;

•	ADTRAN, Inc. 2015 Employee Stock Incentive Plan; and

•	ADTRAN, Inc. 2010 Directors Stock Option Plan

Each of these plans has been approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	5,952,232		$21.76	2,488,981
Equity Compensation Plans Not Approved by Stockholders	—		—	—

TOTAL	5,952,232	(1)	$21.76	2,488,981	(1)(2)

(1)	Amounts include the number of securities to be issued or to remain available upon achievement of maximum performance in connection with the outstanding performance shares.
(2)

Awards of restricted stock or restricted stock units granted under the ADTRAN, Inc. 2015 Employee Stock Incentive Plan will reduce the number of authorized shares available by 2.5 shares of our common stock for each share underlying the award.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures For Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors, and employees should be based on the best interests of ADTRAN, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which ADTRAN participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest occurs when an individual’s private interest interferes or appears to interfere in any way with the interests of ADTRAN. Our Code of Business Conduct and Ethics requires all directors, officers, and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the Director of Internal Audit. Once a personnel supervisor receives notice of a conflict of interest, he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal Audit will then generally consult with the Audit Committee, and a determination will be made as to whether the activity is permissible. A copy of our Code of Business Conduct and Ethics is available on our website at www.adtran.com under the links “About—Investor Relations – Corporate Governance – Governance Documents—Code of Business Conduct & Ethics.”

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. A list is then maintained by us of all companies known to ADTRAN that are affiliated with a related person. Any potential transactions with such companies or other related party transactions are reviewed by the Chief Financial Officer and brought to the attention of the Audit Committee as appropriate. Our Audit Committee is responsible for reviewing and approving all material transactions with any related person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder, require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of those persons, to file with the SEC initial reports of their ownership of our common stock and subsequent reports of changes in that ownership. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these reports received by us and on information provided by the reporting persons, we believe that, during the fiscal year ended December 31, 2018, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except as described below.

On November 16 and 21, 2018, each of Mssrs. Stanton, Shannon, Foliano, Wilson and Scheiterer filed Forms 4 and amended Forms 4 for grants of restricted stock received on November 9, 2018, each of which should have been filed within two business days of the acquisition. In addition, Mr. Wilson filed Forms 4 on November 16 and 21, 2018, with respect to transactions on November 12, 2018, within his deferred compensation account.

On May 14, 2018, Mr. Nichols engaged in a transaction for the sale of 12,485 shares and on May 11, 2018, another 1,206 shares for which a Forms 4 were not filed. A Form 5 reflecting these transactions was filed on March 19, 2019.

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of ADTRAN’s financial reporting. Our Board of Directors has adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.adtran.com.

The Audit Committee held eight meetings during the fiscal year ended December 31, 2018. Representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, attended each meeting. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the fiscal year ended December 31, 2018, and our unaudited quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2018. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required under Statement on Auditing Standards No. 61 and No. 90 (Codification of Statements on Auditing Standards, AU § 380), as amended or superseded.

In addition to the review of annual and interim financial statements, the Audit Committee continued its focus on functions and risks which could adversely impact ADTRAN’s financial position. Audit Committee meetings included overviews of the status of testing of key internal controls over financial reporting. The Audit Committee has actively reviewed management’s assessment of the effectiveness of ADTRAN’s internal control over financial reporting (including management’s evaluation of identified control deficiencies and management’s program for remediation of those deficiencies) and PricewaterhouseCoopers LLP’s report thereon, both of which are included in the Annual Report on Form 10-K for the year ended December 31, 2018.

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communication of PricewaterhouseCoopers LLP with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2018, and determined to engage PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2019.

Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

AUDIT COMMITTEE

William L. Marks, Chairman
H. Fenwick Huss
Gregory J. McCray
Anthony J. Melone
Jacqueline H. Rice

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1986 and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

The Audit Committee of the Board of Directors and the Board unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees and expenses for professional services rendered for us by PricewaterhouseCoopers LLP as of or for the fiscal years ended December 31, 2018, and 2017 are set forth below. The aggregate fees and expenses included in the Audit category are fees and expenses billed for the fiscal years for the integrated audit of our annual financial statements and review of our interim financial statements and statutory and regulatory filings. The aggregate fees and expenses included in each of the other categories are fees and expenses billed in the fiscal years.

	Fiscal Year 2018	Fiscal Year 2017
Audit Fees	$1,312,930	$1,271,453
Audit-Related Fees	—	52,587
Tax Fees	36,250	451,250
All Other Fees	—	—

Total	$1,349,180	$1,775,290

Audit Fees for the fiscal years ended December 31, 2018, and 2017 were for professional services rendered for the integrated audits of our annual consolidated financial statements and of our internal control over financial reporting and quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees as of the fiscal year ended December 31, 2017 were for services associated with the audit of our 401(k) plan and various consultations related to accounting matters.

Tax Fees as of the fiscal year ended December 31, 2018, and 2017 were for services related to research and development tax studies.

All Other Fees. There were no fees in this category for the fiscal years ended December 31, 2018, and 2017.

We did not rely on the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X for the authorization of any of the services described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by PricewaterhouseCoopers LLP. The policy: (1) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that PricewaterhouseCoopers LLP’s independence is not impaired; (2) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that may not be performed; and (3) sets forth pre-approval requirements for all permitted services.

Under the policy, a schedule is presented annually to the Audit Committee outlining the types of audit-related, tax and other services (other than audit services) that are likely to be performed during the year. The Audit Committee, based upon the guidelines in the policy, selects the services from that schedule that will be generally pre-approved services and attaches the list as an appendix to the policy. The Audit Committee then sets an annual aggregate fee limitation for all of these generally pre-approved services. For fiscal year 2018, that limit was set at $60,000. Any fees for the generally pre-approved services that exceed this aggregate fee limit must be specifically pre-approved. In addition, any services not on the list of general pre-approved services must be specifically pre-approved.

Each member of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval, in the event that the full Audit Committee is not available. Any member of the Audit Committee who provides specific pre-approval must report such approval to the Audit Committee at its next meeting. To ensure compliance with the policy, a detailed report outlining all fees incurred year-to-date for services provided by PricewaterhouseCoopers LLP is presented to the Audit Committee on a quarterly basis.

STOCKHOLDERS’ PROPOSALS FOR 2019 ANNUAL MEETING

Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the 2020 Annual Meeting of Stockholders should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Huntsville, Alabama, on or before December 4, 2019, to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. Any stockholder proposal must be in writing, must comply with Rule 14a-8 under the Exchange Act and must set forth (1) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (2) the name and address, as they appear on our books, of the stockholder submitting the proposal, (3) the class and number of shares that are beneficially owned by such stockholder, (4) the dates on which the stockholder acquired the shares, (5) documentary support for any claim of beneficial ownership as required by Rule 14a-8, (6) any material interest of the stockholder in the proposal, (7) a statement in support of the proposal and (8) any other information required by the rules and regulations of the SEC. Stockholder nominations must comply with the procedures set forth above under “Nomination of Directors.”

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments of the Annual Meeting, the persons named as proxies on the enclosed form of proxy card intend to vote the shares represented by all valid proxies in accordance with their judgment of what is in the best interest of ADTRAN.

By Order of the Board of Directors.

Thomas R. Stanton
Chairman of the Board

Huntsville, Alabama

April 3, 2019

Our 2018 Annual Report, which includes audited financial statements, has been mailed to our stockholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

ADTRAN INC. 901 EXPLORER BOULEVARD HUNTSVILLE, AL 35806 Investor Address Line 1 1 Investor Address Line 2 Investor Address Line 3 1 1 OF 2 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/07/2019 for shares held directly and by 11:59 P.M. ET on 05/06/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/07/2019 for shares held directly and by 11:59 P.M. ET on 05/06/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K CONTROL# SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: x THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY For Withhold For All All AllExcept The Board of Directors recommends you vote FOR the following: 0 00 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 0 2 0000000000 01 Thomas R. Stanton 02H. Fenwick Huss 03Gregory J. McCray 04 Anthony J. Melone 05Balan Nair 06 Jacqueline H. Rice 07Kathryn A. Walker The Board of Directors recommends you vote FOR the following proposals: 2. Say-on-Pay Resolution, Non-binding approval of the executive compensation policies and procedures of ADTRAN as well as the compensation of the named executive officers. 3. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2019. For Against Abstain 000 000 R1.0.1.18 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Investor Address Line 1 Investor Address Line 2 Investor Address Line3 Investor Address Line 4 Investor Address Line 5 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000407341 John Sample 1234 ANYWHERESTREET ANY CITY, ONA1A 1A1 SHARES CUSIP# JOB# SEQUENCE# Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)Date

ANNUAL MEETING OF STOCKHOLDERS OF ADTRAN, INC. May 8, 2019 Please contact Investor Relations at 256-963-8220 for information on how to attend the meeting and vote in person. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement for the 2019 Annual Meeting of Stockholders, and the 2018 Annual Report are available at www.proxyvote.com ADTRAN, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby appoints Thomas R. Stanton and Michael Foliano, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of ADTRAN, Inc. (“ADTRAN”) which the undersigned is entitled to vote at the 2019 Annual Meeting of Stockholders of ADTRAN, to be held at the headquarters of ADTRAN, 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Wednesday, May 8, 2019 at 10:30 a.m., local time, and at any and all adjournments thereof, as indicated on the reverse side thereof. This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR ALL” in Proposal 1 and “FOR” each of Proposal 2 and Proposal 3. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to Michael Foliano, Secretary of ADTRAN, by executing and delivering to Mr. Foliano a duly executed proxy card bearing a later date, by subsequently voting by telephone or Internet, or by appearing at the Annual Meeting and voting in person. Address change/comments: R1.0.1.18 _ 2 0000407341 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side